As filed with the Securities and Exchange Commission on November 12, 2024.

Registration No. 333-276517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rectitude Holdings Ltd
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrants name into English)

Cayman Islands	3420	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

35 Tampines Industrial Avenue 5
T5@Tampines
Singapore 528627
+65 6749 6647
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.

Yarona Yieh, Esq.

Ortoli Rosenstadt LLP

366 Madison Avenue 3rd Floor

New York, NY 10017
Telephone: (212) 588 0022

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2024

Rectitude Holdings Ltd

Up to 100,000   Ordinary Shares Underlying Warrants

This prospectus relates to the resale, from time to time, by A.G.P./Alliance Global Partners, the selling shareholder identified in this prospectus (the “Selling Shareholder”) of up to 100,000 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) of Rectitude Holdings Ltd. (the “Warrant Shares”) issuable upon the exercise of the warrants to purchase ordinary shares (the “Warrants”) issued to the Selling Shareholder pursuant to a certain underwriting agreement between the Company and the Selling Shareholder, dated June 20, 2024. See “The Underwriting Agreement” on page 8 of this prospectus.

This prospectus also covers any additional ordinary shares that may become issuable upon any adjustment pursuant to the terms of the Warrants issued to the Selling Shareholder by reason of stock splits, stock dividends, reclassifications, and other events described therein.

The Selling Shareholder, or its respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholder may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholder may sell the Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how the Selling Shareholder may sell the Warrant Shares in the section titled “Plan of Distribution” on page 87.

We are registering the Warrant Shares on behalf of the Selling Shareholder, to be offered and sold by it from time to time. While we will not receive any proceeds from the sale of the Warrant Shares by the Selling Shareholder in the offering described in this prospectus, we will receive proceeds upon the cash exercise of each of the Warrants. Upon exercise of the Warrants for the 100,000 Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $520,000 at the exercise price of $5.20 per share. See “The Underwriting Agreement” on page 8 of this prospectus for more information. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares by the Selling Shareholder. See “Use of Proceeds” on page 24 of this prospectus.

Our Ordinary Shares are traded on the Nasdaq Capital Market under the symbol “RECT.” On November 11, 2024, the last reported sales price of our ordinary shares on the Nasdaq Capital Market was $3.58 per share.

Throughout this prospectus, unless the context indicates otherwise, any references to “Rectitude Cayman,” “the Company,” or “our Company” are to Rectitude Holdings Ltd, a Cayman Islands holding company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See Risk Factors beginning on page 9 to read about factors you should consider before buying our Ordinary Shares.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Implications of Our Being an Emerging Growth Company” and “Implications of Our Being a Foreign Private Issuer” beginning on page 6 of this prospectus for more information.

We are a holding company incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our wholly owned subsidiaries in Singapore. The Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares being registered in the registration statement of which this prospectus forms a part.

The date of this prospectus is November 12, 2024.

Until             , 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with or furnish to it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between the information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below:

●	our report of foreign private issuer on Form 6-K, furnished to the SEC on July 29, 2024;

●	our Annual report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on July 26, 2024;

●	our report of foreign private issuer on Form 6-K, furnished to the SEC on June 24, 2024; and July 9, 2024;

●	the description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on June 17, 2024, and any amendment or report filed for the purpose of updating such description;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

35 Tampines Industrial Avenue 5

T5@Tampines

Singapore 528627

+65 6749 6647

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

Neither we nor the Selling Shareholder have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free-writing prospectus. Neither we nor the Selling Shareholder, take responsibility for, nor can we provide assurance about the reliability of, any information that others may give you. Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The Selling Shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on March 31 of each year. References in this prospectus to a financial year, such as “financial year 2024,” relate to our financial year ended March 31 of that calendar year.

Financial Information in U.S. Dollars

Our reporting currency is the United States Dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore dollars into U.S. dollars for the financial year ended March 31, 2024 were made at S$1.3475 to US$1.00 and, the exchange rate set forth in the H10 statistical release of the Federal Reserve Board on March 31, 2024.

We make no representation that the Singapore dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from market research, reports of governmental and international agencies and industry publications, gathered by the Company. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	the regulatory environment and industry outlook in general;

●	future developments in the supply of safety equipment market and actions of our competitors;

●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

●	the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	our ability to execute our strategies;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in the markets in which we operate, and in client demands, trends and preferences;

●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

●	changes in interest rates or rates of inflation; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for the supply of safety equipment may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

DEFINITIONS

“ALS” means Alturan Supplies Pte. Ltd., a company incorporated in Singapore on September 15, 2009, and a wholly owned subsidiary of our Company.

“Amended and Restated Memorandum and Articles of Association” means collectively the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association.

“Amended and Restated Articles of Association” means the amended and restated articles of association of our Company adopted on October 3, 2023, as amended from time to time.

“Amended and Restated Memorandum of Association” means the amended and restated memorandum of association of our Company adopted on October 3, 2023, as amended from time to time.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“CAGR” means compound annual growth rate.

“Chinese Yuan” means the lawful currency of the People’s Republic of China.

“Company,” “our Company,” or “Rectitude Cayman” means Rectitude Holdings Ltd, an exempted company incorporated in the Cayman Islands with limited liability on June 1, 2023.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Directors” means the directors of our Company as of the date of this prospectus, unless otherwise stated.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Directors” means the executive Directors of our Company as of the date of this prospectus, unless otherwise stated.

“Executive Officers” means the executive officers of our Company as at the date of this prospectus, unless otherwise stated.

“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Independent Third Party” means a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company.

“JTC” means JTC Corporation, the lead government agency responsible for the management and development of industrial infrastructure in Singapore, as established under the Jurong Town Corporation Act 1968 of Singapore.

“MOM” means the Ministry of Manpower of Singapore.

“PRC” means the People’s Republic of China.

“PTH” means P.T.H. Pte. Ltd., a company incorporated in Singapore on November 3, 2008, and a wholly owned subsidiary of our Company.

“RPL” means Rectitude Pte Ltd, a company incorporated in Singapore on December 26, 1997, and a wholly owned subsidiary of our Company.

“S$” or “SGD” or “Singapore Dollars” means Singapore dollar(s), the lawful currency of Singapore.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Singapore Companies Act” means the Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time.

“WSH” means the Workplace Safety and Health Council of Singapore, a statutory body under the MOM.

“US$,” or “USD” or “United States Dollars” means United States dollar(s), the lawful currency of the United States of America.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Overview

Our business is principally involved in the provision of safety equipment, encompassing essential items such as (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest systems (a system used to arrest an employee in a fall from a walking-working surface, usually consisting of a body harness, anchorage, and connector), (ii) portable fire extinguishers and (iii) traffic products such as rubber speed humps, wheel stops and wheel chocks. Additionally, when needed by our customers, we also offer auxiliary products such as industrial hardware tools and electrical hardware required for construction sites. For the financial years ended March 31, 2024, March 31, 2023, and March 31, 2022, the provision of safety equipment contributed to 68.9%, 65.0% and 57.4% of our revenue, respectively.

Our products and solutions are marketed to a wide array of distributor networks and end markets, both in Singapore and increasingly throughout the Southeast Asian region including Brunei, Cambodia, Malaysia, Indonesia and Vietnam. The bulk of our customers belong to the infrastructure development, building construction, marine, oil and gas industries, and general industrial markets. This broad market coverage allows us to serve a diverse customer base and capitalize on growth opportunities in various sectors. Our business strategy involves enhancing our market presence in Singapore and increasingly, the Southeast Asian region as well as executing selected acquisitions that meet our specific investment criteria.

We believe we have a corporate culture that motivates newly acquired, entrepreneurial businesses to embrace our shareholder value creation principles. In the financial year ended March 31, 2023, business in Singapore contributed to 92.0% of our Group’s revenue. In the financial year ended March 31, 2024, business in Singapore contributed to 96% of our Group’s revenue. We also believe that our financial results reflect our strong market position.

For the financial year ended March 31, 2022, our revenue was S$29.8 million, and our net profit was S$2.1 million.

 For the financial year ended March 31, 2023, our revenue was S$37.6 million, and our net profit was S$3.9 million. For the financial year ended March 31, 2024, our revenue was S$41.4 million, and our net profit was S$3.4 million. This is a growth of 9.9% in revenue and decrease of 14.6% in net profit respectively.

The cost of revenue increased from S$21.1 million in the financial year ended March 31, 2022 to S$25.5 million in the financial year ended March 31, 2023.

The cost of revenue increased from S$25.5 million in the financial year ended March 31, 2023 to S$26.6 million in the financial year ended March 31, 2024.

Competitive Strengths

We have strong and stable relationships with our suppliers and customers.

Since the inception of our business in 1997, we have developed stable relationships with our key suppliers and customers in each region we serve. We have strived to maintain stable business relationships with our major customers. For the financial years ended March 31, 2023 and 2024, our top five customers accounted for 33% and 30% of total sales respectively, and three of our top five customers have more than 10 years of business relationships with us.

We have an experienced management team.

We have an experienced management team, led by Mr. Zhang Jian, our Executive Director, Chairman and Chief Executive Officer, who has been instrumental in spearheading the growth of our Group. Mr. Zhang has over 20 years of experience in the safety equipment industry in Singapore and is primarily responsible for the planning and execution of our Group’s business strategies and managing our Group’s customer relationships. Our Group is also supported by an experienced management team with substantial experience in the provision of safety equipment. For more information, please see the section titled “Management — Executive Directors and Officers.”

We have strategically located branches across Singapore.

We have a network of eight strategically located branches across Singapore that stock our safety equipment and other industrial grade hardware products. These branches are conveniently situated near our customers’ workplace, allowing us to fulfil their needs quickly and easily on short notice. We believe our prompt and efficient delivery capabilities sets us apart from competitors.

We are a one-stop provider of an extensive range of safety products and industrial graded hardware tools.

We offer a wide range of safety products, including helmets, safety shoes, travel restraint, and fall arrest systems, to help our customers meet their regulatory requirements. As a one-stop provider, we also supply industrial-grade hardware tools, simplifying our customers’ procurement process and offering a comprehensive solution for their safety and hardware needs.

Growth strategies

Expand business and operations through joint ventures, acquisitions and/or strategic alliances

We aim to focus on our core business of selling safety and industrial-grade hardware equipment, while also considering collaborations in Southeast Asia within industries like construction, electronics, hotels, manufacturing, oil and gas, and marine sectors to expand our business opportunities. Additionally, we may explore acquiring traditional industrial hardware stores in Singapore facing succession challenges if suitable opportunities arise.

Strengthening our local presence

We plan to strengthen our local presence. A key aspect of this strategy involves expanding our branch network across Singapore by establishing new branches in strategic locations. By increasing our local footprint, we aim to enhance our accessibility, better serve our customers, and solidify our position as a trusted provider of safety and industrial solutions in the region.

Widening our product range

We plan to expand our product range of safety products within our established brands. By broadening our offerings, we aim to provide our customers with an even greater selection of high-quality safety products under our trusted brands. This allows us to cater to diverse customer needs, strengthen our market presence, and further solidify our position as a reliable provider of comprehensive safety solutions.

Summary of Risk Factors

Investing in our Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 9 of this prospectus, which you should carefully consider before making a decision to purchase Ordinary Shares. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Ordinary Shares would likely decline, and you may lose all or part of your investment.

We face numerous risks that could materially affect our business, results of operations or financial condition. These risks include but are not limited to the following:

Risks related to Our Business and Industry:

●	We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions in which we intend to expand our business.

●	We are dependent on the need to continually maintain a wide range of safety equipment which are relevant to our customers’ needs.

●	We are susceptible to fluctuations in the prices and quantity of available safety equipment and industrial grade hardware.

●	Our continued success is dependent on our key management personnel and our experienced and skilled personnel, and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

●	Our reputation and profitability may be adversely affected if there are major failures or malfunction in our safety equipment sold by or sold to our customers.

●	A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

●	We are exposed to disputes and claims arising from site accidents due to the usage of our safety equipment.

●	We may be affected if we are found to be in breach of any lease agreements entered into by us.

●	Increased competition in the safety equipment sales and rental business in Singapore and the region may affect our ability to maintain our market share and growth.

●	We are exposed to the credit risks of our customers.

●	Our business is subject to supply chain interruptions.

●	Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19.

●	We may be affected by an outbreak of other infectious diseases.

●	We are exposed to risks arising from fluctuations of foreign currency exchange rates.

●	We and/or our customers may not be able to obtain the necessary approvals or certifications for the use of our safety equipment in various jurisdictions.

●	We are subject to environmental, health and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

●	Our insurance policies may be inadequate to cover our assets, operations and any loss arising from business interruptions.

●	We may be harmed by negative publicity.

●	If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

●	We are exposed to risks in respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions and other uncontrollable events.

●	We may not be able to successfully implement our business strategies and future plans.

●	We are subject to risks related to product recalls, and our operation results and financial condition would suffer if we fail to adequately manage such risks.

Risks related to our Ordinary Shares and this offering:

●	The issuance of the Warrant Shares will be dilutive to existing shareholders.

●	An active trading market for our Ordinary Shares may not be established or, if established, may not continue and the trading price for our Ordinary Shares may fluctuate significantly.

●	We may not maintain the listing of our Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

●	The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors.

●	Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

●	If securities or industry analysts do not publish research or reports about our business causing us to lose visibility in the financial markets or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

●	Short selling may drive down the market price of our Ordinary Shares.

●	If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

●	Our Controlling Shareholders have substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

●	As a “controlled company” under the rules of Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies.

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

●	Our compensation of directors and officers may not be publicly available.

●	We incur significantly increased costs and devote substantial management time as a result of the listing of our Ordinary Shares on Nasdaq.

Corporate Information

Rectitude Cayman was incorporated in the Cayman Islands on June 1, 2023. Our registered office in the Cayman Islands is at Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 — 1205 Cayman Islands. Our principal executive office is at 35 Tampines Industrial Avenue 5, T5@Tampines, Singapore 528627. Our telephone number at this location is +65 6749 6647. Our principal website address is www.rectitude.com.sg. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

Corporate Structure

Our Company was incorporated in the Cayman Islands on June 1, 2023 under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares, par value US$0.0001 per share. As of the date of this prospectus, there are 14,500,000 Ordinary Shares issued and outstanding.

RPL, PTH and ALS are our direct wholly owned subsidiaries.

Implications of Our Being a “Controlled Company”

Assuming the Warrants are fully exercised, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules as Zhang Jian, our Chairman of the Board, Executive Director and Chief Executive Officer and his spouse, Ms. Xu Yukai, will together hold 72.2% of our total issued and outstanding Ordinary Shares and will be able to exercise 72.2% of the total voting power of our authorized and issued shares, assuming that the underwriters do not exercise their over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to provide only two financial years of selected financial information (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

●	an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the prior March 31, and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing requirements of the Nasdaq. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq, namely (i) a majority of the Directors on our Board are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain shareholder approval prior to issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

The Offering

Ordinary Shares offered by the Selling Shareholder	100,000 Ordinary Shares

Ordinary Shares issued and outstanding prior to this offering	14,500,000 Ordinary Shares

Ordinary Shares to be issued and outstanding immediately after this offering (1)	14,600,000 Ordinary Shares assuming full exercise of the 100,000 Ordinary Shares underlying the Warrants.

Use of proceeds	We will not receive any proceeds from the sale of the Warrant Shares by the Selling Shareholder. All net proceeds from the sale of the Warrant Shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. Any proceeds we receive from the exercise of the Warrants will be used for general working capital needs and for corporate purposes. See “Use of Proceeds.”

Dividend policy	We do not intend to pay any dividends on our Ordinary Shares for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. See “Dividends and Dividend Policy” for more information.

Risk factors	Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Nasdaq symbol:	Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the trading symbol “RECT.”

Transfer agent	VStock Transfer LLC Address: 18 Lafayette Pl, Woodmere, NY 11598 Telephone: (212) 828-8436

(1)	up to 100,000 ordinary shares underlying the Warrants will expire on June 24, 2029

THE UNDERWRITING AGREEMENT

Ordinary Shares Underlying the Warrants

Underwriting Agreement

Pursuant to the Underwriting Agreement entered into between A.G.P./Alliance Global Partners (the “Selling Shareholder”) and the Company on June 21, 2024, the Company agreed to issue to the Selling Shareholder and to register herein warrants to purchase up to 100,000 Ordinary Shares (equal to five percent (5%) of the total amount of Ordinary Shares sold in the initial public offering, and to also register herein such underlying ordinary shares. The Warrants will be exercised at any time, and from time to time, in whole or in part, commencing from six (6) months after the commencement of sale of the offering and expiring four and a half years from the commencement of sales of the offering. The Warrants are exercisable at a per share price of 130% of the offering price of the ordinary shares offered in the initial public offering. The Warrants also provide for cashless exercise if there is no effective registration statement or available prospectus for the issuance or resale of the Warrant Shares at the time of exercise. The Warrants will not be exercisable or convertible more than five years from the commencement of sales of the public offering pursuant to FINRA 5110(g)(8)(A). The Warrants include anti-dilution adjustments in the event the Company pays a stock dividend, subdivides or combines its shares, or reclassifies its shares. In such cases, the exercise price will be adjusted proportionately, and the number of shares issuable upon exercise of the Warrant will also be adjusted to ensure that the aggregate exercise price of the Warrant remains unchanged before and after such events.

RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions in which we intend to expand our business.

We and our customers and suppliers are governed by the laws, regulations, and government policies in each of the various jurisdictions in which we and our customers and suppliers operate or into which we intend to expand our business and operations. Our business and future growth are dependent on the political, regulatory, social and economic conditions in these jurisdictions, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

Generally, we fund our purchases of safety equipment and industrial grade hardware products via our internal resources and short and long-term financing from banks and other financial institutions. Any disruption, uncertainty and volatility in the global credit markets may limit our ability to obtain the required working capital and financing for our business at reasonable terms and finance costs. If all or a substantial portion of our credit facilities are withdrawn and we are unable to secure alternative funding on acceptable commercial terms, our operations and financial position will be adversely affected. The interest rates for most of our credit facilities are subject to review from time to time by the relevant financial institutions. Given that we rely on these credit facilities to finance our purchase of safety equipment and that interest expenses represent a significant percentage of our expenses, any increase in the interest rates of the credit facilities extended to us may have a material adverse impact on our profitability.

In addition, such fluctuations and volatility in the global credit markets could limit credit lines of our current and potential customers from banks or financial institutions. Accordingly, such customers may not be able to obtain sufficient financing to purchase our safety equipment, or we may be required to lower our rates in order to cater to our customers’ current situation. This may have an adverse impact on our revenue and financial performance.

We are dependent on the need to continually maintain a wide range of safety equipment which are relevant to our customers’ needs.

The needs and preferences of our customers in terms of types and specifications of safety equipment may change as a result of evolving laws, regulations, standards and requirements and new developments in technology. Our future success depends on our ability to obtain and provide safety equipment that meet the evolving market demands of our customers. The preferences and purchasing patterns of our customers can change rapidly due to technological developments in their respective industries. There is no assurance that we will be able to respond to changes in the specifications of our customers in a timely manner. Our success depends on our ability to adapt our products to the requirements and specifications of our customers. There is also no assurance that we will be able to respond to changes sufficiently and promptly in customer preferences to make corresponding adjustments to our products or services, and failing to do so may have a material and adverse effect on our business, financial condition, results of operations and prospects.

As of March 31, 2023 and March 31, 2024, we had inventories of S$5.8 million and S$6.2 million, respectively. Our revenue relies on customer demand for our safety equipment. Depending on the progress of technological development of safety equipment, our existing safety equipment may become prematurely obsolete or phased out. Any change in customer demand for our products may have an adverse impact on our product sales, which may in turn lead to inventory obsolescence, decline in inventory value or inventory write-off. In that case, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are susceptible to fluctuations in the prices and quantity of available safety equipment and industrial grade hardware.

We are exposed to fluctuations in the prices of safety equipment and industrial grade hardware. In the event that we are not able to source any specific product at acceptable prices, or if we face any delays or shortages in obtaining sufficient quantity of products, this may have a negative impact on our profitability.

Our continued success is dependent on our key management personnel and our experienced and skilled personnel, and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

Since the commencement of our business, our Executive Director, Chairman and Chief Executive Officer, Mr. Zhang Jian has been instrumental in expanding our business from dealing with industrial grade hardware in 1997 to providing our current wide range of products and services in respect of safety equipment and electrical products today. We rely on the wide network and contacts of Mr. Zhang, which was built over the past two decades, in particular, sourcing for new safety equipment from new and existing suppliers and sales of our safety equipment.

Our performance depends on the continued service and performance of Mr. Zhang because he plays an important role in guiding the implementation of our business strategies and future plans. The working and business relationships that Mr. Zhang has developed with our main suppliers and customers over the years is important for the future development of our business. If Mr. Zhang were to terminate his employment, there is no assurance that we would be able to find suitable replacements with such a vast network of contacts in a timely manner. The loss of services of Mr. Zhang and/or the inability to identify, hire, train and retain other qualified technical and operations personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects.

In addition, although we are dependent on certain key personnel, we do not have any key man life insurance policies on any such individual. Therefore, if any of our key management personnel dies or become disabled, we will not receive any compensation to assist with such individual’s absence. The loss of such person could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Our reputation and profitability may be adversely affected if there are major failures or malfunction in our safety equipment sold by or sold to our customers.

Our operations are exposed to the risk of equipment failure which may arise due to wear and tear, quality control, risk of failure by our customers to follow procedures and protocols, as well as inherent risks in our customer’s operating environments, resulting in personal injury of the user of our safety equipment. In the event of such equipment failure, we may be forced to cease all, or part of our operations and we may be subject to legal and regulatory liabilities and actions such as directives, penalties, sanctions, or significant costs and expenses in any dispute as a result of such equipment failure. This may have an adverse impact on our operations and financial performance.

Since our establishment, we believe that we have built goodwill in our brands and thus customer loyalty. Hence, if there are any major lapses in our equipment sales and or due to circumstances beyond our control resulting in negative publicity, our reputation may be adversely affected, and our customers may lose confidence in our equipment. In such an event, our business and hence our profitability and financial performance may be adversely affected.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our (and our service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that all of our service providers have implemented and adhere to high-quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

We are exposed to disputes and claims arising from site accidents due to the usage of our safety equipment.

The infrastructure, building construction, and marine, and oil and gas industries are high-risk industries in which risks of accidents and fatalities are more likely to occur. Claims may be made against us for such job site accidents and/or fatalities on grounds caused by, inter alia, defective or malfunctioning safety equipment. In the event that we are required to pay damages arising from disputes, our reputation and profitability will be adversely affected.

Although we have sought to minimize the risk of such liabilities by regular inspection of the safety equipment we import from our suppliers, we believe that it is not possible for us to guard against every equipment defect or malfunction. If any accidents are not covered by our insurance policies and claims arising from such accidents are in excess of our insurance coverage or if any of our insurance claims are contested by any insurance company, we may be required to pay for such compensation, which may have a material and adverse impact on our financial performance. In addition, the payment by our insurers of such insurance claims may result in increases in the premiums payable by us for our insurance. This will also increase the costs of our operations and adversely affect our financial performance.

We may be affected if we are found to be in breach of any lease agreements entered into by us.

We have leased certain of our real properties from JTC and are subject to certain terms and conditions in respect of these real properties, such as the requirement to obtain approval from JTC for subletting. As such, we may be exposed to regulatory and enforcement risks, including but not limited to potentially costly fines, if we are found to be in breach of any of the terms and conditions of our leases.

Increased competition in the safety equipment business in Singapore and the region may affect our ability to maintain our market share and growth.

We operate in the safety equipment sales business, which is highly competitive. Our competitors may possess greater financial resources and more up-to-date equipment with better specifications. They may also have a larger customer base and offer a wider range of safety equipment coupled with greater marketing resources.

Entry of new competitors in the market or market consolidation could also increase the degree of competition within the industry. Our continued success depends on our ability to compete with our competitors as well as to be able to compete successfully in the future against existing or potential competitors or to adapt to changes in market conditions and demands. In the event we are unable to compete successfully against existing or potential competitors or to adapt to changes in market conditions and demands, our business and financial performance may be adversely affected.

We maintain good working relationships with our suppliers and customers and have a wide range of safety equipment for our customers’ needs. However, there is no assurance that our existing suppliers and customers will renew their agreements or continue to work with us. In the event our suppliers and customers choose to work with our competitors and/or our experienced and skilled employees choose to join our competitors, we may not be able to maintain our competitive position, and our business, financial condition, results of operations, and prospects may be materially and adversely affected.

We are exposed to the credit risks of our customers.

We extend credit terms to some of our customers. Our average accounts receivable turnover days were approximately 108 days, and 109 days for the financial year ended March 31, 2023, and 2024, respectively. Our customers may be unable to meet their contractual payment obligations to us, either in a timely manner or at all. The reasons for payment delays, cancellations, or default by our customers may include insolvency or bankruptcy, or insufficient financing or working capital due to late payments by their respective customers. While we did not experience any material order cancellations by our customers during the financial year ended March 31, 2022, 2023 and 2024, there is no assurance that our customers will not cancel their orders and/or refuse to make payment in the future in a timely manner or at all. We may not be able to enforce our contractual rights to receive payment through legal proceedings. In the event that we are unable to collect payments from our customers, we are still obliged to pay our suppliers in a timely manner and thus our business, financial condition and results of operations may be adversely affected.

Our business is subject to supply chain interruptions.

We work with third-party logistic providers for the import, export, and transportation of our safety equipment and industrial-grade hardware. We rely on such third-party service providers’ abilities to deliver our safety equipment as part of the supply chain logistics. The factors that can adversely affect our operations include, but are not limited to:

●	interruptions to our delivery capabilities;

●	failure of third-party service providers to meet our standards or their commitments to us;

●	increasing transportation costs, shipping constraint or other factors that could impact cost, such as having to find more expensive service providers which may or may not be readily available; and

●	the COVID-19 and disruptions as a result of efforts to control or mitigate the pandemic (such as facility closures, governmental orders, outbreaks and/or transportation capacity).

Our results of operations and capital resources have not been materially impacted by supply chain interruptions during the financial years ended March 31, 2022, 2023, and 2024 and there have not been any material impact for the financial years ended March 31, 2022, 2023 and 2024 because we have locked in the prices of most of our sales orders during these time periods. However, any increased costs from delays, cancellations, and insurance, or disruption to, or inefficiency in, the supply chain network of our third-party service providers, whether due to geopolitical conflicts, or other factors, could affect our revenue and profitability.

For the financial years ended March 31, 2022, 2023 and 2024, our business segments, products, lines of service, projects, or operations were not materially impacted by supply chain disruptions, especially in light of Russia’s invasion of Ukraine and the effectiveness of the Uyghur Forced Labor Protection Act (“UFLPA”). Moving forward, we also do not expect to experience such supply chain disruptions in the future because we source our goods from a number of suppliers. To the best of our knowledge, we have not received any information from our suppliers pertaining to any present or potential supply chain disruptions as well. Pertaining to the UFLPA, we understand from our suppliers based in the People’s Republic of China (PRC) that the safety products we have procured are not derived from raw materials obtained from forced labor in China’s Xinjiang Uyghur Autonomous Region. We intend to inform our suppliers of this material preference when placing orders and are considering plans to impose this as a non-negotiable term of our orders in the coming months. Should the opportunity arise, we plan to source more of our products from manufacturers and suppliers outside of the PRC to further diversify our supply chains.

Our business model does not heavily rely on third-party software or services, particularly those that are directly integrated into our products or operations. This reduces our dependency on external technology and lessens the potential impact of cybersecurity breaches or disruptions originating from these third-party entities. Additionally, our emphasis on physical retail shops and warehouses provides an inherent buffer against cyberattacks. Currently, we only receive a small number of inquiries via our website at www.rectitude.com.sg. Sales to end users through e-commerce platforms such as Shopee and Lazada are also minimal, total amounting only to S$30,057, S$17,085 and S$26,003 (US$19,297), for the financial years ended March 31, 2022, 2023, and 2024 with sales via our physical stores and through third party vendors accounting for the rest of our sales. While data breaches and operational disruptions can still occur, the physical presence of our business allows for alternative methods of product distribution and customer service, reducing the overall impact of cybersecurity related incidents on our operations. Despite our perception of the lower risk of cybersecurity related incidents materially affecting our operations, we plan to prioritize the implementation of cybersecurity measures to maintain a secure and reliable business environment. For example, we plan to (i) conduct more rigorous assessments of potential suppliers’ cybersecurity practices, including penetration testing and vulnerability assessments; (ii) incorporate cybersecurity clauses into our business contracts; (iii) include specific security requirements and data protection protocols in our vendor contracts to ensure consistent cybersecurity standards across our supply chain; (iv) educate our employees on cybersecurity threats by providing training for employees to recognize and report phishing attempts, social engineering tactics, and other cyber threats; and (v) implement cybersecurity awareness tools and simulations to test employees’ knowledge and response to potential threats. By implementing these measures, we hope that our ability to respond to and recover from any eventual cybersecurity incidents will be enhanced.

Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19.

The global pandemic outbreak of COVID-19 announced by the World Health Organization in early 2020 has disrupted our operations, and the operations of our customers, suppliers, and/or sub-contractors. If the development of the COVID-19 outbreak becomes more severe and/or new variants of COVID-19 evolve to be more transmissible and virulent than the existing strains, this may result in a tightening of restrictions and regulations on businesses. If we or our customers, suppliers, and sub-contractors are forced to close their businesses with prolonged disruptions to their operations, we may experience a delay or shortage of supplies and/or services by our suppliers and sub-contractors, or termination of our orders and contracts by our customers. In addition, if any of our employees are suspected of having contracted COVID-19, some or all of our employees may be quarantined thus causing a shortage of labor and we will be required to disinfect our workplace and our production and processing facilities. In such event, our operations may be severely disrupted, which may have a material and adverse effect on our business, financial condition, and results of operations.

In addition, we have also faced difficulties in hiring suitable manpower from overseas jurisdictions due to travel restrictions imposed by the Singapore Government as a result of the COVID-19 pandemic during financial years 2022 and 2023. This has led to a stagnation in our workforce strength, thereby affecting our potential growth as we rely heavily on manual labor. We have also taken measures to mitigate the impact of potential shortages in the future by introducing robots to our operations. For example, at our hardware store and warehouse located at Defu Industrial City, #03-28, 8 Defu South Street 1, Singapore 533758, we have engaged the use of robots that are able to engage in simple tasks such as customer reception, displaying the availability and description of various products available in the store and direct customers to the shelf where a particular product is located. This reduces the number of workers we require at the store.

We may be affected by an outbreak of other infectious diseases.

An outbreak of infectious diseases such as severe acute respiratory syndrome and avian influenza or new forms of infectious diseases in the future may potentially affect our operations as well as the operations of our customers and suppliers. In the event that any of the employees in any of our offices or worksites or those of our customers and suppliers are affected by any infectious disease, we or our customers and suppliers may be required to temporarily shut down our or their offices or worksites to prevent the spread of the diseases. This may have an adverse impact on our revenue and financial performance.

We are exposed to risks arising from fluctuations in foreign currency exchange rates.

Our reporting currency is Singapore dollars. Our overseas sales is denominated in Singapore Dollars and procurement from our overseas suppliers are denominated in Chinese Yuan. We may be exposed to foreign currency exchange gains or losses arising from transactions in currencies other than our reporting currency.

We and/or our customers may not be able to obtain the necessary approvals or certifications for the use of our safety equipment in various jurisdictions.

Various jurisdictions may require different licenses, approvals and certifications for the use and operation of certain safety equipment, such as in Singapore, Malaysia, Cambodia and Australia.

As we offer safety equipment and firefighting equipment to our customers within Singapore, we will need to maintain such approvals and certifications in order to carry out such services. In addition, we are guided by a set of safety regulations imposed on us as described in the “Regulatory Environment” section on page 56 below. We are subject to monetary fines and/or other penalties if there is an infringement of any of the applicable safety regulations. Our business operations are regulated by various governmental bodies and authorities in Singapore as disclosed in the “Regulatory Environment” section of this prospectus on page 56. Any such new regulations or any imposition of new licensing requirements that may be applicable to our business operations and/or the products that we supply may have an adverse impact on our operations and financial performance.

In addition, compliance with changes in government legislation, regulations, or policies may increase our costs and any significant increase in compliance costs arising from such changes may adversely affect our financial performance. In such event, our business and profitability would be materially and adversely affected.

We are subject to environmental, health, and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

We are subject to laws, regulations, and policies relating to the protection of the environment and to workplace health and safety. We are required to adopt measures to control the discharge of polluting matters, wastewater discharge and hazardous substances, and noise at our servicing and maintenance workshop and storage facilities in accordance with such applicable laws and regulations and to implement such measures that ensure the safety and health of our employees. Changes to current laws, regulations, or policies or the imposition of new laws, regulations, and policies in the safety equipment industry could impose new restrictions or prohibitions on our current practices. We may incur significant costs and expenses and need to budget additional resources to comply with any such requirements, which may have a material and adverse effect on our business, financial condition, results of operations, and prospects.

Our insurance policies may be inadequate to cover our assets, operations, and any loss arising from business interruptions.

We face the risk of loss or damage to our equipment due to fire, theft, or other natural disasters in Singapore. Such events may also cause a disruption or cessation in our business operations, and thus may adversely affect our financial results. Our insurance coverage may not be sufficient to cover all of our potential losses. If there are losses that exceed the insurance coverage or are not covered by our insurance policies, we will remain liable for any liability, debt, or other financial obligation related to such losses. We do not have any insurance coverage for business interruptions.

Due to the nature of our operations, there is also a risk of accidents occurring either to our employees or to third parties on our customers’ job sites during the course of operations. In the event that any claims arise in respect of such occurrences and liability for such claims are attributed to us or that our insurance coverage is insufficient, we may be exposed to losses which may adversely affect our profitability and financial position.

We may be harmed by negative publicity.

We operate in highly competitive industries and there are other companies in the market that offer similar products for sales and rental and complementary services which we offer. We derive most of our customers through word of mouth and we rely on the positive feedback of our customers. Thus, customer satisfaction with our safety equipment products is critical to the success of our business as this will also result in potential referrals to new customers from our existing customers. If we fail to meet our customers’ expectations, there may be negative feedback regarding our products and/or services, which may have an adverse impact on our business and reputation. In the event we are unable to maintain a high level of customer satisfaction or any customer dissatisfaction is inadequately addressed, our business, financial condition, results of operations and prospects may also be adversely affected.

Our reputation may also be adversely affected by negative publicity in reports, publications such as major newspapers and forums, or any other negative publicity or rumours. There is no assurance that our Group will not experience negative publicity in the future or that such negative publicity will not have a material and adverse effect on our reputation or prospects. This may result in our inability to attract new customers or retain existing customers and may in turn adversely affect our business and results of operations.

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our client lists and information and business methods. We rely on contractual arrangements and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business. Also, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, be a financial burden to defend, distract the attention of our management and prevent us from offering some services. Intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure if the mobile devices are lost or stolen, and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage.

We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events.

Unforeseeable circumstances and other factors such as power outages, labor disputes, adverse weather conditions or other catastrophes, epidemics, or outbreaks may disrupt our operations and cause loss and damage to our storage facilities, workshop, and office, and acts of war, terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and consumer confidence. Our business may also be affected by macroeconomic factors in the countries in which we operate, such as general economic conditions, market sentiment, social and political unrest, and regulatory, fiscal, and other governmental policies, all of which are beyond our control. Any such events may cause damage or disruption to our business, markets, customers, and suppliers, any of which may materially and adversely affect our business, financial condition, results of operations, and prospects.

We may not be able to successfully implement our business strategies and future plans.

As part of our business strategies and future plans, we intend to expand our safety equipment portfolio and increase our storage facilities and capabilities as well as consider potential business opportunities through mergers and acquisitions and joint ventures. While we have planned such expansion based on our outlook regarding our business prospects, there is no assurance that such expansion plans will be commercially successful or that the actual outcome of those expansion plans will match our expectations. The success and viability of our expansion plans are dependent upon our ability to successfully predict the types of safety equipment which are tradable amongst our customers, hire and retain skilled employees to carry out our business strategies and future plans and implement strategic business development and marketing plans effectively and upon an increase in demand for our products and services by existing and new customers in the future.

Further, the implementation of our business strategies and future plans may require substantial capital expenditure and additional financial resources and commitments. There is no assurance that these business strategies and future plans will achieve the expected results or outcome such as an increase in revenue that will be commensurate with our investment costs or the ability to generate any costs savings, increased operational efficiency and/or productivity improvements to our operations. There is also no assurance that we will be able to obtain financing on terms that are favorable, if at all. If the results or outcome of our future plans do not meet our expectations, if we fail to achieve a sufficient level of revenue or if we fail to manage our costs efficiently, we may not be able to recover our investment costs and our business, financial condition, results of operations and prospects may be adversely affected.

We are subject to risks related to product recalls, and our operation results and financial condition would suffer if we fail to adequately manage such risks.

We have implemented measures in our sourcing and certification processes, that are designed to prevent and detect defects and contaminants in our products. See “Business — Sales Process Flow” and “Business — Certifications” sections for more information. Such measures, however, may not prevent, reveal or detect defects in our products, and such defects may not become apparent until after our products have been sold into the market or in the event of an actual workplace accident. Consequently, there is a risk that product defects may occur and such defects will require a product recall. Any product recalls and related remedial actions can be costly to our operations and could have a material adverse effect on our business, results of operations and financial condition. Furthermore, product recalls could result in negative publicity and public concerns regarding the safety of our products, which could harm the reputation of our products and our business and could cause the market value of our shares to decline.

Risks Related to Our Ordinary Shares and This Offering

The issuance of the Warrant Shares will be dilutive to existing shareholders.

Future issuances of the Warrant Shares will result in dilution to our existing shareholders. The Warrants are exercisable for five years to purchase 100,000 Ordinary Shares at an exercise price of $5.20, subject to adjustment of the exercise price and number of warrant shares under certain circumstances described in the Warrants, and will expire on the five-year anniversary of the date of issuance. See “The Underwriting Agreement.” Because the Warrants likely will be exercised only at times when it is economically beneficial for the holder to do so, for the purpose of calculating potential dilution to the investors who purchase Ordinary Shares in the offering, we assume that the Selling Shareholder offers and sells the Shares at $5.20 per ordinary share. You may experience dilution of up to $4.42 per share, representing the difference between our as-adjusted net tangible book value per share before and after the offering, assuming the issuance of the maximum number of ordinary shares issuable under the Warrants. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this offering. Such issuances and sales, or the perception that such issuances and sales may occur, could decrease the trading price of the ordinary shares and could impair the Company’s ability to raise capital through future sales of ordinary shares.

An active trading market for our Ordinary Shares may not be established or, if established, may not continue and the trading price for our Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Ordinary Shares will be established. If an active public market for our Ordinary Shares does not occur following the completion of this offering, the market price and liquidity of our Ordinary Shares may be materially and adversely affected. As a result, investors in our shares may experience a significant decrease in the value of their shares.

We may not maintain the listing of our Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

In order to continue listing our Ordinary Shares on Nasdaq, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our Ordinary Shares will continue to be listed on Nasdaq in the future.

If Nasdaq delists our Ordinary Shares and we are unable to list our Ordinary Shares on another national securities exchange, we expect our Ordinary Shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)	a limited availability of market quotations for our Ordinary Shares;

(b)	reduced liquidity for our Ordinary Shares;

(c)	a determination that our Ordinary Shares are “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

(d)	a limited amount of news and analyst coverage; and

(e)	a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Ordinary Shares are listed on Nasdaq, U.S. federal law prevents or pre-empts individual states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our Ordinary Shares.

The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	fluctuations in our revenues, earnings and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional shares of Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands and Singapore law. Even if our Board decides to declare and pay dividends (by way of a simple majority decision of our Directors), the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our Board. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

Short selling may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant number of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Ordinary Shares, fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations — Passive Foreign Investment Company Considerations.”

Our Controlling Shareholders have substantial influence over the Company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

Mr. Zhang will and Ms. Xu Yukai (collectively “the Controlling Shareholders”) will together own 72.2% of our issued and outstanding Ordinary Shares, assuming a full exercise of the Warrants.

Accordingly, our Controlling Shareholders could have considerable influence or control over the outcome of any corporate transactions or other matters submitted to the shareholders for approval, including (i) mergers, consolidations, (ii) the election or removal of Directors, (iii) the sale of all or substantially all of our assets, (iv) making amendments to our Amended and Restated Memorandum and Articles of Association, (v) whether to issue additional shares, including to him, (vi) employment, including compensation arrangements, and (vii) the power to prevent or cause a change in control. The interests of our largest shareholder may differ from the interests of our other shareholders. Without the consent of our Controlling Shareholders, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our issued and outstanding Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

The exemption we intend to rely on is that a majority of our Board need not be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer that has listed our Ordinary Shares on the Nasdaq Capital Market, we rely on a provision in Nasdaq corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq Capital Market.

These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of Nasdaq. We currently rely on home country practice to be exempted from certain of the corporate governance requirements of Nasdaq, namely (i) a majority of the Directors on our Board are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain Shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a Cayman Islands company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are governed by the Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some states in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the Board or Controlling Shareholders than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, see “Certain Cayman Islands Company Considerations — Differences in Corporate Law.”

Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

We are a Cayman Islands company. Our operating subsidiaries were incorporated and are located in Singapore. Substantially all of our assets are located outside of the United States. In addition, all of our current Directors and officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us, our Directors and officers, or our auditor judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore may render you unable to enforce a judgment against our assets or the assets of our Directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Enforceability of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us, our officers, Directors, or major shareholders, than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards earlier. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer under the Exchange Act, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2024. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our Directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer.

Our compensation of directors and officers may not be publicly available.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We incur significantly increased costs and devote substantial management time as a result of the listing of our Ordinary Shares on Nasdaq.

We incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we are required to comply with the additional requirements of the rules and regulations of the SEC and Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, our management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of these public company requirements or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us, and our business may be adversely affected.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is a company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. All of the Directors and Executive Officers of our Company reside outside the United States and substantially all of their assets are located outside the United States.

As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; and

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

We have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. However, the Singapore courts are unlikely to enforce a foreign judgment if (i) the foreign judgment was obtained by fraud; (ii) the proceedings in which the foreign judgment was obtained was not conducted in accordance with principles of natural justice; (iii) the enforcement of the foreign judgment would be contrary to the public policy of Singapore; (iv) the foreign judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore; or (v) the foreign judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Warrant Shares by the Selling Shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Selling Shareholder. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. We cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2024:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of100,000 Ordinary Shares in this offering at a price of US$5.20 per Ordinary Share, after deducting estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Shareholders’ Equity	Actual	As adjusted
Ordinary Shares, par value US$0.0001 per share, 500,000,000 Ordinary Shares authorized, 14,500,000 Ordinary Shares outstanding on an actual basis, 14,600,000 Ordinary Shares outstanding on an as adjusted basis	$1,250		$1,460
Additional paid-in capital	$2,506,340		$3,025,975
New additional paid-in capital		$
– Retained earnings	$8,316,390		$8,316,390
	$10,823,980		$11,343,825
Total Shareholders’ Equity	$10,823,980		$11,343,825

Indebtedness
Bank borrowings	$2,723,425		$2,723,425
Total Indebtedness	$2,723,425		$2,723,425
Total Capitalization	$13,547,405		$14,067,250

DILUTION

Investors purchasing the Warrant Shares in the offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Ordinary Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our Ordinary Shares and the pro forma as adjusted net tangible book value per share of the Warrant Shares immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets) less total liabilities, divided by the number of outstanding Ordinary Shares. After giving effect to the sale of the Warrant Shares by the Selling Shareholders at a price of US$5.20   per share, after deducting US$156 in estimated expenses payable by the Company of approximately US$156 the pro forma as adjusted net tangible book value as of March 31, 2024 would have been approximately US$0.78per share. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.03 per share to our existing stockholders and an immediate dilution of US$4.42 per share to new investors purchasing Ordinary Shares in this offering.

The following table illustrates this dilution on a per share basis to new investors.

Assumed price per Warrant Share	$5.20
Historical net tangible book value per share as of March 31, 2024	$0.75
Increase in as adjusted net tangible book value per share attributable to the investors	$0.03
Pro forma net tangible book value per share after giving effect to the Warrant Shares	$0.78
Dilution per share to new investors	$4.42

A US$1.00 increase (decrease) in the assumed price of US$5.20  per Ordinary Share would increase (decrease) the as adjusted net tangible book value per share by US$0.01, and increase (decrease) dilution to new investors by US$1.00 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2024, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from the Selling Shareholders, the total consideration paid and the average price per ordinary share before deducting the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	14,500,000	99%	8,001,250	99%	$0.55
New investors	100,000	1%	520,000	1%	$5.20
Total	14,600,000	100%	8,521,250	100%	$0.58

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual market price of our shares traded on Nasdaq.

DIVIDENDS AND DIVIDEND POLICY

While we currently have no plans to distribute dividends, in the event we consider distributing a dividend in the future, our Board shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our Board may consider relevant. The payment of dividends, in certain circumstances is also subject to the approval of our Shareholders, the Companies Act and our Amended and Restated Memorandum and Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio.

Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

HISTORY AND CORPORATE STRUCTURE

As of the date of this prospectus, our Group is comprised of the Company and its subsidiaries, RPL, PTH, and ALS.

Corporate History

Our Company was incorporated in the Cayman Islands on June 1, 2023, under the Companies Act as an exempted company with limited liability.

On the date of the Company’s incorporation, one (1) Ordinary Share was issued to Vistra (Cayman) Limited. On the same day, Vistra (Cayman) Limited transferred one (1) Ordinary Share to Zhang Jian for a consideration of US$0.001, and ninety-nine (99) Ordinary Shares were issued to Zhang Jian for a consideration of US$0.099.

On October 3, 2023, the Company’s shareholders and board of directors approved to amend the authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$50,000, divided into 500,000,000 ordinary shares of a par value of US$0.0001 per share.

Prior to the Reorganization, as described below, the Group historically conducted our business through RPL, PTH, and ALS.

As of the date of this prospectus, there are 14,500,000 Ordinary Shares issued and outstanding.

RPL

On December 26, 1997, RPL was incorporated in Singapore as a private company limited by shares. It commenced business on December 26, 1997 and is engaged in the provision of industry safety solutions to customers in the infrastructure, building construction, marine, and oil and gas industries. The products RPL provides include (i) personal protective equipment, (ii) personal fall arrest systems, (iii) firefighting equipment and (iv) industrial graded hardware.

As part of the Reorganization undertaken pursuant to the Share Swap Agreement as described below, 3,000,000 ordinary shares, representing 100% of the equity in RPL, were transferred to the Company, and RPL became a wholly owned subsidiary of our Company on January 3, 2024.

PTH

On November 3, 2008, PTH was incorporated in Singapore as a private company limited by shares. It commenced business on November 3, 2008 and is engaged in the wholesale of general hardware, including safety equipment, locks, hinges, and furniture. PTH is also engaged in providing electrical works for its customers.

As part of the Reorganization undertaken pursuant to the Share Swap Agreement, 200,000 ordinary shares, representing 100% of the equity in PTH, were transferred to the Company, and PTH became a wholly owned subsidiary of our Company on January 3, 2024.

ALS

On September 15, 2009, ALS was incorporated in Singapore as a private company limited by shares. It commenced business on September 15, 2009 and is engaged in retail and wholesale of general hardware.

As part of the Reorganization undertaken pursuant to the Share Swap Agreement, 100,000 ordinary shares, representing 100% of the equity in ALS, were transferred to the Company, and ALS became a wholly owned subsidiary of our Company on January 3, 2024.

The Reorganization

This prospectus refers to the following events as the “Reorganization.”

Pursuant to a share swap agreement entered into amongst the Company, Zhang Jian, Xu Yukai, Chin Fook Onn, Huang Dong, SOCC Technologies Pte. Ltd., RPL, PTH, and ALS dated October 10, 2023 (the “Share Swap Agreement”), the following transfers of shares were undertaken as part of the Reorganization:

(i)	Zhang Jian transferred 1,600,000 ordinary shares in the capital of RPL and 100,000 ordinary shares in the capital of ALS to the Company, in consideration for the allotment and issuance of 6,549,000 Ordinary Shares in the capital of the Company;

(ii)	Xu Yukai transferred 883,333 ordinary shares in the capital of RPL and 200,000 ordinary shares in the capital of PTH to the Company, in consideration for the allotment and issuance of 3,987,500 Ordinary Shares in the capital of the Company;

(iii)	Chin Fook Onn transferred 276,667 ordinary shares in the capital of RPL to the Company, in consideration for the allotment and issuance of 1,062,500 Ordinary Shares in the capital of the Company;

(iv)	Huang Dong transferred 133,333 ordinary shares in the capital of RPL to the Company, in consideration for the allotment and issuance of 500,000 Ordinary Shares in the capital of the Company; and

(v)	SOCC Technologies Pte. Ltd. transferred 106,667 ordinary shares in the capital of RPL to the Company, in consideration for the allotment and issuance of 400,000 Ordinary Shares in the capital of the Company.

The Reorganization was completed on January 3, 2024. As a result of the Reorganization, the Company became the holding company of the Group.

Organization Structure

The following diagram illustrates our corporate legal structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering.

INDUSTRY OVERVIEW

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Personal Protection Equipment (“PPE”) Industry Overview

Personal Protection Equipment (“PPE”) Market Overview

PPE encompasses an array of equipment designed to curtail exposure to safety and health risks in the workplace that have the potential to cause injuries or illnesses. These risks could manifest in various forms, including contact with chemicals, corrosive materials, biohazards, electrical perils, contaminated air, extreme temperature conditions, and more. Consequently, PPE plays a pivotal role in diverse industries spanning from construction, oil & gas, and manufacturing to food & beverage and healthcare, among others.

Below provides a list of the distinct types of PPE, each accompanied by illustrative examples.

●	Head-to-Neck Protection: These include head protection items created to safeguard individuals from risks associated with impacts and penetrations, eye and face protection items for safeguarding the eyes and face from chemical or metal splashes, dust, projectiles, gases, vapours, and potential harm from optical radiation, and hearing protection equipment is engineered to shield the wearer’s ears from prolonged or brief exposure to high-volume noises.

●	Respiratory Protection: Respiratory protection encompasses various respirator types designed to shield workers from inhaling harmful substances or airborne contaminants. This category includes filtration products that screen out airborne particles, chemicals, and gases, as well as breathing apparatuses that supply clean air from an independent source.

●	Hand Protection: Hand protection stands out as one of the most prevalent forms of PPE across industries. Hand and arm protection aim to safeguard the wearer from a spectrum of risks like abrasions, bruises, cuts, exposure to chemicals, biohazard splashes, thermal burns, and electrical shocks. It encompasses protective gloves, which can be either disposable or reusable and find applications in both industrial and medical sectors.

●	Protective Attire: Different workplace hazards necessitate distinct types of protective clothing. These can range from high-visibility apparel and chemical-resistant gear to heat-resistant attire, antistatic clothing, and specialized protection against weather elements or chainsaw hazards. Multi-functional protective clothing is also becoming increasingly prominent.

●	Workwear: Workwear serves the primary purpose of aiding in the easy identification of a company’s employees and bolstering the corporate image. The global market for work clothing and uniforms is expanding, driven by advancements in fabric technologies.

●	Foot Protection: Foot protection encompasses a variety of shoes and boots designed to shield workers from impact and puncture risks. The range encompasses general safety shoes, toe-capped safety shoes, water and chemical-resistant footwear, and footwear equipped with electrical insulation.

●	Fall Prevention: This category encompasses equipment used by individuals working at heights. Its purpose is to either prevent falls or mitigate their impact in case of an accident.

●	Gas Detection: Safety gas detectors are employed across diverse workplaces, ranging from oil platforms to pharmaceutical laboratories. The market is evolving towards a service-oriented business model, with manufacturers increasingly offering value-added services like wireless communication and remote monitoring to gain a competitive edge.

Global Market

The anticipated global market size for PPE is projected to reach USD125 billion by 2030 from USD88 billion in 2024, marking a Compound Annual Growth Rate (“CAGR”) of 6.5%.

Source: Market Research Community

Asia Pacific is expected to grow at the fastest growth rate in the market at a CAGR of c.7% over the forecast period owing to significant economic development and industrialization across the region. The COVID-19 pandemic had a profound impact on the PPE market, leading to an unprecedented surge in demand for items like face masks, gloves, face shields, and gowns. This surge strained global supply chains, prompting diversification in PPE production with companies and industries pivoting to manufacture essential protective gear. Regulatory adjustments and price increases characterized the PPE landscape, and the crisis led to innovations such as antiviral coatings and reusable PPE materials.

The increasing awareness of workplace safety has significantly influenced the PPE market. Companies and industries are placing greater emphasis on worker safety and security due to stringent regulations and the high costs associated with workplace accidents and injuries. This growing awareness has driven the demand for PPE across various sectors. Particularly, the Asia Pacific region has witnessed a notable uptick in awareness and the implementation of new safety rules and regulations, which are expected to fuel market growth in the foreseeable future.

With an alarming rate of workplace fatalities, employees have heightened awareness on PPE to ensure their safety. The rising number of blue-collar workers in research and development establishments and production factories further drives the demand for PPE, as employers prioritize safeguarding their workforce.

Stringent safety regulations imposed by governments have compelled workers in various industries such as oil and gas, mining, and construction to use protective equipment for their safety. Work safety policies and mandates set by government agencies play a pivotal role in driving the demand for PPE. Companies are required to adhere to these regulations to maintain worker safety in hazardous work environments. As governments worldwide continue to prioritize workplace safety, these stringent regulations are expected to sustain and even bolster the growth of the PPE market in the coming years.

Innovations in materials, design, and manufacturing processes have led to the development of more efficient and comfortable protective gear. For instance, advanced fabrics with properties like fire resistance, breathability, and moisture-wicking have improved the comfort and functionality of PPE. Additionally, technologies such as augmented reality (“AR”) and the internet of things (“IoT”) are being integrated into safety helmets and eyewear, enhancing real-time monitoring and communication capabilities for workers. These technological enhancements not only enhance safety but also drive adoption, making PPE more appealing to a wider range of industries and workers. As a result, the PPE market is poised for continued growth as it leverages technological innovations to meet evolving safety needs.

Our company is principally involved in the provision of safety equipment including a wide range of PPE and is well positioned to capitalize on the growing market for PPE. We are also seeking to drive increased adoption of PPE and enhance the value we provide to our customers via innovation, where we are trying to optimize safety training with the integration of virtual reality (“VR”) technology that offers immersive experience of workplace danger for workers and underscore the importance of PPE for workplace safety.

ASEAN Market

The PPE market in Southeast Asia (“SEA”), with an estimated size of USD4.0 billion in 2024, is poised for substantial growth with a projected CAGR of c.8% from 2022 to reach USD5.0 billion in 2027.

Source: Global news wire

SEA region is experiencing significant growth in the PPE market, driven by several key factors in the region. Governments in SEA countries have been enforcing stringent safety regulations, obliging employers to provide appropriate PPE to their workers. For example, Singapore’s Ministry of Manpower has been actively enforcing safety standards, leading to increased demand for safety helmets, gloves, and protective eyewear.

Moreover, the region’s industrial expansion, particularly in countries like Vietnam and Indonesia, is boosting the demand for PPE. Rapid growth in manufacturing and construction industries necessitates extensive use of PPE such as hard hats, reflective vests, and respiratory protection. The construction of infrastructure projects, including highways and power plants, further drives the need for these safety measures.

Economic growth and urbanization in SEA are contributing to increased construction activities, furthering the need for PPE. Thailand, for example, is undertaking major infrastructure projects that require extensive usage of PPE, including protective clothing, safety boots, and respiratory equipment. Awareness of the long-term health effects of occupational hazards is also rising, driving the adoption of protective gear among workers and employers.

The emergence of e-commerce platforms has made PPE more accessible, enabling consumers and small businesses to conveniently purchase safety gear online. This accessibility is contributing to increased PPE sales across the SEA region. Altogether, these factors collectively contribute to the thriving PPE industry in Southeast Asia.

For the year ended March 31, 2024 and March 31, 2023, the Company generated revenue of S$41,353,555 (US$30,689,095) and S$37,643,696 (US$28,316,305), of which S$28,504,510 (US$21,153,625) and S$24,468,513 (US$18,405,682), of which S$12,290,277 (US$8,999,910) was from the sale of safety equipment, respectively. Additionally, the Company generated a revenue growth of 16.5% for our sale of safety equipment, which is significantly higher than the projected CAGR of c.8% for the PPE market in SEA.  With the strong foundation built and continuously being developed in Singapore, and coupled with existing business across SEA region including Brunei, Cambodia, Malaysia, Indonesia and Vietnam, the Company is poised to continue its strong growth in the region.

Singapore Market

Singapore demonstrates the highest degree of adherence to the safety regulations outlined in the Workplace Safety and Health Act 2006, a legislation relating to the safety, health and welfare of persons at work in a workplace issued by the Singapore Government in 2006. The PPE market in Singapore, which was valued at USD137 million in 2015, has surged to USD260 million in 2023. It is projected to maintain this growth trajectory with an estimated CAGR of 8.3%, ultimately reaching a market size of USD454 million by 2025.

Source: Reogma

Singapore’s Workplace Safety and Health Act 2006 is a comprehensive framework that prioritizes the safety and well-being of workers in the country. It places a strong emphasis on risk assessment, clear safety procedures, the use of PPE, accident reporting and investigation, safety committees, training, emergency preparedness, and health surveillance. By adhering to these regulations, employers contribute to the overall safety culture in Singapore, prioritizing the protection and welfare of their employees.

One of its fundamental requirements is the mandate for employers to conduct risk assessments. These assessments are crucial in identifying potential hazards within the workplace, encompassing everything from machinery-related risks to chemical exposure and operational processes. By systematically evaluating these risks, employers can implement effective safety measures.

The use of PPE is rigorously enforced under the Act. Wherever there is a risk to employee safety, employers are required to provide suitable PPE, which may include helmets, safety glasses, gloves, or protective clothing. This ensures that employees have the necessary gear to safeguard themselves against workplace hazards.

Distribution Landscape in Singapore

Singapore’s PPE sector comprises items both produced domestically and imported. Homegrown products also find their way into global markets and being exported. Within Singapore’s local market, PPE reaches end-users through diverse distribution channels, including business-to-business (B2B) and business-to-consumer (B2C) avenues.

●	Target Markets:

●	PPE for the local market can either be locally manufactured or imported. Moreover, domestically produced PPE items often find their way to foreign markets as well.

●	Distribution Channels:

●	B2B distribution channel involves transactions directly between businesses. This can take the form of a PPE manufacturer or importer selling directly to companies that require PPE in bulk or to wholesalers. It may also encompass wholesalers selling to retail outlets, which then provide the products to the end-users.

●	B2C distribution channel encompasses businesses selling directly to end-consumers, who are the ultimate users of the products or services. This approach can be executed through a variety of retail avenues, such as physical brick-and-mortar stores, the company’s official website, or digital e-commerce platforms.

●	End User Industries:

●	PPE finds application across a multitude of industries, including manufacturing, construction, oil & gas, healthcare, food and beverage, and mining & quarrying, among others. Workers in these diverse sectors rely on a spectrum of PPE types to ensure their safety from workplace risks, encompassing concerns like cuts and abrasions, chemical or biohazard exposures, impact threats, and electrical hazards. Each industry customizes PPE selection to address the unique hazards pertinent to their operations.

Competitive Landscape in Singapore

PPE industry in Singapore is characterized by intense competition and a fragmented landscape, largely dominated by small, traditional hardware stores and small to medium-size wholesalers. We possess a well-established track record in this sector. We have not identified industry peer for direct comparison within the Singaporean PPE market.

Notably, we enjoy a unique position poised for growth and market expansion due to several key factors: Firstly, we believe that a significant number of first-generation owners of traditional hardware stores are retiring without succession plans, rendering them less competitive in the evolving market landscape. Secondly, we can capitalize on the absence of proprietary brands and limited retail presence among our competitors, as they primarily adopt a wholesaler model with a focus on price competition. Lastly, we have cultivated a robust brand presence over the years and is strategically expanding into major industrial hubs and zones, ensuring proximity to end customers for their procurement needs.

1. Industry Outlook

The PPE market encompasses various safety gear types designed to protect workers from workplace hazards. These hazards range from chemical exposure to electrical risks and extreme temperatures, making PPE a crucial component across industries like construction, manufacturing, healthcare, and oil & gas. The global PPE market is on a growth trajectory, projected to reach USD125 billion by 2030 from USD83 billion in 2023,   with Asia Pacific leading this expansion at a robust CAGR of c.7%. The COVID-19 pandemic caused an unprecedented surge in PPE demand, straining supply chains and fostering innovations like antiviral coatings and reusable materials.

Heightened awareness of workplace safety due to stringent regulations and the substantial costs associated with accidents and injuries has propelled PPE demand. Asia Pacific, in particular, has witnessed a surge in awareness, further bolstering the market.

Government-enforced safety regulations have made PPE mandatory in high-risk industries such as oil & gas, mining, and construction. These regulations are poised to sustain and potentially enhance market growth.

Technological advancements have improved PPE comfort and functionality. Integration of augmented reality and IoT into safety gear enhances real-time monitoring and communication capabilities, making PPE more appealing to a wider range of industries and workers.

The Southeast Asia PPE market, valued at USD3.7 billion in 2023, is forecasted to grow at an impressive CAGR of c.8% until 2027. Stringent regulations in countries like Singapore have significantly increased demand for safety gear.

Singapore, renowned for its strict adherence to the Workplace Safety and Health Act 2006, has seen its PPE market surge from USD137 million in 2015 to USD357 million in 2024, with a projected CAGR of 8.3%. The Act mandates risk assessment and the provision of suitable PPE, ensuring comprehensive employee safety.

The rising workplace fatality rate has underscored the pivotal role of PPE in safeguarding workers. Initiatives such as the Heightened Safety Period (HSP) have demonstrated progress in reducing fatalities, but sustained vigilance is essential. Government-led initiatives, including Workplace Safety and Health 2028, aim to reduce workplace fatalities and major injuries. Employers are increasingly investing in PPE to align with these objectives, making it a pivotal component in fostering safer work environments.

Singapore’s PPE market is highly competitive and fragmented with many traditional, mom-and-pop hardware stores. We are uniquely positioned to benefit from evolving market dynamics, stands to capitalize on retiring first-generation store owners, limited retail presence among competitors, and a strong brand presence.

In conclusion, the PPE market is poised for substantial growth, driven by increased safety awareness, stringent regulations, and technological advancements. Singapore and Southeast Asia are significant players in this expansion, with PPE serving as a linchpin in fostering safer workplaces and achieving government-mandated safety goals.

Industry Growth Drivers

Growth in Construction Industry

The construction sector stands out as a prominent driving force behind the demand for PPE. Ensuring the well-being of laborers is paramount in construction, and PPE plays a pivotal role in safeguarding workers from accidents and injuries, making it an indispensable component within the industry’s safety protocols. The consistent growth and expansion of construction activities contribute significantly to the sustained demand for PPE products.

Singapore’s Building and Construction Authority (BCA) projects the total construction demand, i.e. the value of construction contracts to be awarded, to range between S$32 billion and S$38 billion in nominal terms in 2024. BCA has provided an outlook for Singapore’s construction sector, anticipating that the public sector is expected to drive total construction demand in 2024, reaching between S$18 billion and S$21 billion, mainly from public housing and infrastructure projects. Some of the major upcoming public sector projects scheduled to be awarded in 2024 include the Housing and Development Board’s (HDB) new Built-To-Order (BTO) developments, additional Cross Island MRT Line contracts (Phase 2), infrastructure works for the future Changi Airport Terminal 5 (T5) and Tuas Port developments and other major road enhancement and drainage improvement works.

The private sector construction demand is projected to be between S$14 billion and S$17 billion in 2024. BCA anticipates that private sector construction demand in 2024 will come mainly from residential developments under the Government Land Sales, expansion of the two Integrated Resorts, redevelopment of commercial premises, as well as development of mixed-used properties and industrial facilities. On the other hand, the private sector’s construction demand in 2023 is forecasted to be between S$11 billion and S$13 billion, mirroring the figures from the previous year. Residential and industrial building construction are expected to drive this demand, while commercial building demand is likely to increase due to project rescheduling and redevelopment efforts to enhance asset values.

Looking ahead to the medium term, BCA foresees construction demand ranging from S$25 billion to S$32 billion per year from 2024 to 2027. This projection reflects the confidence in Singapore’s strong economic fundamentals and healthy investment commitments.

	Construction demand* (S$ billion)			Construction Output^ (Nominal) (S$ billion)
Year	Public	Private	Total	Total
2022 p	17.9	11.9	29.8	30.2
2023 f	16 – 19	11 – 13	27 – 32	30 – 33
2024 – 2027 f1	14 – 18 p.a.	11 – 14 p.a.	25 – 32 p.a.

p:	Preliminary; f: forecast

*	Construction demand: Value of contracts awarded

^	Construction output: Value of certified progress payments

Building construction is one of the core industries that our company focuses on for the provision of safety equipment. Additionally, we also offer auxiliary products such as industrial hardware tools and electrical hardware required for construction sites. As our business strategy involves retail branches located near to our customer work sites, our company is strongly positioned to drive significant growth within the construction sector in Singapore.

Focus on Workplace Fatality

The increased workplace fatality rate in recent years, exemplified by a notable rise in 2022, has become a significant driver for the demand and emphasis on PPE. This push to lower fatality rates has led to heightened awareness of the importance of PPE across various industries, as it serves as a critical line of defence in safeguarding the well-being of workers.

In 2023, there was a decrease in workplace fatalities compared to the preceding year, with a workplace fatality rate of 0.99 per 100,000 workers, up from 1.3 in 2022.

1	Construction demand forecast in 2023-2027 excludes any potential awards of construction contracts for expansion of the two Integrated Resorts as well as the development of Changi Airport Terminal 5 and its associated infrastructure projects as the confirmed details such as award timelines and construction phasing for both mega developments are still unavailable at this point in time.

Source: Ministry of Manpower, Singapore

Responding to this, the MOM introduced the HSP in September 2022 to mitigate the surge in workplace fatalities. Encouragingly, during the HSP, the monthly average of fatalities dropped from 4.5 to 2.5 per month, resulting in an annualized fatality rate of less than 1.0 per 100,000 workers. Nevertheless, certain concerns persist as the impact of the HSP varied across industries. In response, MOM extended the HSP until May 31, 2023, and established the Multi-Agency Workplace Safety Taskforce (MAST) to identify and implement sector-specific strategies to bolster workplace safety. While there has been some progress in enhancing workplace safety through the HSP, sustained vigilance remains imperative.

Under Workplace Safety And Health 2028, the objective is to achieve a sustained reduction of 30% in Singapore’s workplace fatal injury rate, transitioning from a 3-year average of 1.4 per 100,000 workers in 2018 to less than 1.0 per 100,000 workers over the next decade. This target aligns with the achievements of only four countries within the Organization for Economic Co-operation and Development (OECD). Furthermore, WSH 2028 recognize the significance of decreasing major injuries in workplaces as they mirror broader safety attitudes. Correspondingly, WSH 2028 aim for a comparable 30% decrease, shifting from a three-year average of 17.2 per 100,000 workers to under 12.0 per 100,000 workers.

Source: Ministry of Manpower, Singapore

In response to these government-led efforts, businesses and employers are increasingly investing in PPE to ensure the safety and protection of their workforce, making it a pivotal component in mitigating workplace hazards and striving for safer work environments. This trend provides a positive outlook for our business as we are one of the leading and trusted safety equipment providers in Singapore.

BUSINESS

Overview

Our business is principally involved in the provision of safety equipment, encompassing essential items such as (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest systems (a system used to arrest an employee in a fall from a walking-working surface, usually consisting of a body harness, anchorage, and connector), (ii) portable fire extinguishers and (iii) traffic products such as rubber speed humps, wheel stops and wheel chocks. Additionally, when needed by our customers, we also offer auxiliary products such as industrial hardware tools and electrical hardware required for construction sites. For the financial years ended March 31, 2024, March 31, 2023, and March 31, 2022, the provision of safety equipment contributed to 68.9%, 65.0% and 57.4% of our revenue, respectively.

Our products and solutions are marketed to a wide array of distributor networks and end markets, both in Singapore and increasingly throughout the Southeast Asian region including Brunei, Cambodia, Malaysia, Indonesia and Vietnam. The bulk of our customers belong to the infrastructure development, building construction, marine, oil and gas industries, and general industrial markets. This broad market coverage allows us to serve a diverse customer base and capitalize on growth opportunities in various sectors. Our business strategy involves enhancing our market presence in Singapore and increasingly, the Southeast Asian region as well as executing selected acquisitions that meet our specific investment criteria.

We believe we have a corporate culture that motivates newly acquired, entrepreneurial businesses to embrace our shareholder value creation principles. In the financial year ended March 31, 2023, business in Singapore contributed to 92.0% of our Group’s revenue. In the financial year ended March 31, 2024, business in Singapore contributed to 96% of our Group’s revenue. We also believe that our financial results reflect our strong market position.

For the financial year ended March 31, 2022, our revenue was S$29.8 million, and our net profit was S$2.1 million.

For the financial year ended March 31, 2023, our revenue was S$37.6 million, and our net profit was S$3.9 million. For the financial year ended March 31, 2024, our revenue was S$41.4 million, and our net profit was S$3.4 million. This is a growth of 9.9% in revenue and decrease of 14.6% in net profit respectively.

The cost of revenue increased from S$21.1 million in the financial year ended March 31, 2022 to S$25.5 million in the financial year ended March 31, 2023.

The cost of revenue increased from S$25.5 million in the financial year ended March 31, 2023 to S$26.6 million in the financial year ended March 31, 2024.

Our Brands

The D&D brand represents our core brand featuring a variety of safety footwear designed with sturdy toecaps, offering reliable protection against impact at an energy level of 200 joules or higher and compression resistance of at least 15 kilo newtons.

The SkyHawk brand is our brand committed to providing reliable travel restraint and fall arrest equipment, specifically designed to ensure the safety of workers operating at heights.

The Super Sun brand covers our range of industrial graded hardware and traffic products.

The STRIKERS brand covers our range of firefighting equipment.

The Osprey brand covers our range of fall arrest equipment, safety gloves and step platform ladders.

The HORNET brand covers our range of fall arrest equipment for workers working at heights.

The DADE brand covers our range of industrial hardware tools, electrical products and accessories.

Our Products

For the financial year ended March 31, 2024, our top 3 products categories were (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest system, (ii) portable fire extinguishers and (iii) traffic products account, which accounted for S$20.0 million, S$3.0 million and S$2.0 million respectively.

In addition, for the financial year ended March 31, 2024, our top 3 products categories were (i) personal protective clothing, hand gloves, safety footwear, and personal fall arrest system, (ii) portable fire extinguishers and (iii) traffic products account, which accounted for S$4.7 million (approximately US$3.5 million), S$0.6 million (approximately US$0.4 million) and S$0.5 million (approximately US$0.4 million) respectively.

To complement our sales of safety equipment and industrial hardware, we also offer products and accessories to our customers should they need them under our own range of “DADE” brand of industrial hardware tools, electrical products and accessories.

The diagrams below illustrates the suite of personal protective clothing, hand gloves, safety footwear, and personal fall arrest systems we currently offer.

PPE Products

D&D SAFETY SHOE

SkyHawk

D&D 1818 | D&D 1828 | D&D 3818 | D&D 3838 | D&D 5828

D&D 7818 | D&D 7878 | D&D 8818 | D&D 8828 | D&D 8858 | D&D 8868

D&D 8878 | D&D 9818 | D&D 9838 | D&D 9858 | D&D 9868

SK 1616 | SK 1617 | SK 1618G | SK 1618B | SK 1619

- 'Osprey' premium coat leather glove 4544
- 'Osprey' Anti-vibration glove 4142
- 'Super Sun' anti-cut glove 2121
- 'Osprey' All-flex PU nitrile microfoam glove 4132
- 'Super Sun' heavy duty anti-cut glove 4543
- 'Osprey' 9" nitrile polyester glove 4121

- 'Osprey' 4543 Black nitrile foam cut resistance
- 'Osprey' rubber coated glove
- 'Osprey' goat leather glove
- Cotton glove with pokla dot 800g
- 'Super Sun' working jean glove
- Rubber glove
- Stainless steel cut-resistant glove

- 'Super Sun' welding glove
- Traffic control glove
- "DADE" rubber glove red 4121

The diagram below illustrates the types of fire extinguishers and fire related safety products we currently offer.

The diagram below illustrates the suite of traffic products we currently offer.

Functionality Testing, Inspection of Equipment and Quality Control

Our company has established a quality control and assurance system for our safety products.

(a)	Incoming goods

Upon receipt of the safety equipment, we tally the quantity delivered against the delivery order. Subsequently, we conduct random sampling of the goods to verify our specifications are met. In the event of any discrepancy in the quality or quantity, the non-conformity is highlighted and the replacement of goods or credit note is obtained from the supplier.

(b)	Our brand products

We evaluate and select our third-party contract manufacturers to manufacture our brand of products in accordance with our product specifications. Besides pricing, the other criteria, delivery time, and good track records are also evaluated. We would also visit the factories of our manufacturers for surveillance checks.

(c)	Product certification and quality control

Under the Workplace Safety and Health Act 2006 of Singapore, the Workplace Safety and Health Council has endorsed Codes of Practices that specify the quality and standards for different safety equipment provided by our Group. As per these Codes of Practices, they define precise standards that our customers must follow when equipping their workers with safety products. To enhance the marketability of our products, we ensure that the safety items we supply conform to regulatory requirements and specific buyer mandates. RPL follows a two-step quality control process to achieve this goal. These verification tests are carried out by independent product testing organizations like Singapore Test Lab Pte Ltd and Bureau Veritas Australia Pty Ltd. These reputable organizations are responsible for testing and certifying products according to both national and international standards.

As part of this process, RPL completes and submits the required forms, production quality plans, and manuals. The independent testing organization reviews the documentation, conducts initial product inspections, and then issues certificates of conformity. For more information about relevant product certifications, please see the section titled “Business — Certifications.” Upon successful testing and certification, our products and RPL are included in the testing organization’s directory. This recognition allows us to display the testing organization’s quality control label on our products, indicating their adherence to established standards. The quality control process continues with regular surveillance checks conducted by the independent testing organization to ensure sustained product quality.

Our Customers

Our customers can be categorized into two groups, (i) wholesalers and distributers of our products and (ii) end users of our products. Our end user customers operate in various industries which range from infrastructure, building construction, marine, oil and gas industries, as well as general industrial markets. For example, our safety shoes are worn by workers operating in construction sites, as well as in the marine, oil and gas refineries. Our customers who are engaged in the wholesaling and distribution of our products, buy our products at a lower cost, and profit from the difference.

Sales and Marketing

Our sales and marketing team consists of 14   full-time employees based in Singapore. Our Executive Director, Huang Dong, oversees our sales and marketing department. We believe that we have a dedicated sales and marketing team providing top notch services to customers in Singapore and Southeast Asia. The sales team consist of staff who specialize in handling wholesaling and for the end user markets. We have also stationed staff at our various distribution branches who can advise the customer on their tailored needs.

We promote our platform and enhance brand awareness through both online and offline branding and business development initiatives. We take part in major exhibitions in Singapore and overseas to showcase our range of safety products such as Occupational Safety + Health Asia Singapore, MetalTech and AutoMex 2023 Kuala Lumpur, Exyte Singapore Safety week among others. We also market our products on online e-commerce platform(s) or website(s) such as Shopee, Lazada, and Dade.sg. One of our other key channels for marketing is through word-of-mouth referrals from our existing customers and business contacts. We believe that our high-quality sales staff services result in strong word-of-mouth referrals and positive customer reviews, which increase customer awareness of our brand. As we gain trust from our customers, they often refer us to their social network, or return to us for their other safety equipment or other related needs. We intend to continue to invest resources in our marketing efforts.

Sales Process Flow

The process flow pertaining to our sales business activities can be described as follows:

Purchase of safety equipment and general hardware from suppliers

Mr. Zhang Jian, our Executive Director, Chairman and Chief Executive Officer’s wide network of contacts has allowed us to build a reputation and rapport with a network of trusted suppliers from around the region and in the PRC. Our suppliers constantly update us with information on equipment availability in the market. Our suppliers will typically provide us with digital photographs of the available equipment for sale. Subject to expected demand for the equipment, our sales team further negotiates sales terms with our suppliers before committing to purchases.

Customer Inquiries for safety equipment purchases

Through our commitment to deliver quality equipment which are customizable based on our customer’s needs, we have firmly established ourselves as a preferred equipment supplier to our customers. Our new customers are generally derived from referrals from our existing customers and through online inquiries via our website at www.rectitude.com.sg. We also sell to end users through e-commerce platforms such as Shopee and Lazada. Customers might also approach us with inquiries whenever they need to purchase safety equipment for their projects. Subject to equipment availability and acceptable sales terms, our customers enter into sales agreement confirming their equipment purchases with us.

Competition

The safety equipment industry is growing and increasingly competitive. We compete with both online and offline merchants for the same pool of potential customers. We also believe that some of our competitors may be better funded or better connected than us. Nonetheless, we believe that we are well positioned to compete in the industry because of (i) our strong and stable relationships with our suppliers and customers, (ii) our experienced management team, (iii) our strategically located branches across Singapore and because (iv) we have an extensive range of safety products and industrial graded hardware tools.

Competitive Strengths

We have strong and stable relationships with our suppliers and customers.

Since the commencement of our Group’s business over the last two decades, we have developed strong and stable relationships with our key suppliers and customers in the regions we serve. We have identified and maintained good relationships with reliable suppliers, who will typically notify us of new safety equipment for sale. They also refer prospective customers to us if the customer is procuring safety equipment from Singapore. Our customers regularly return to us for repeat business and from time to time. We have a wide customer base from Singapore, Brunei, Cambodia, Indonesia, Malaysia and Vietnam.

We have strived to maintain stable business relationships with our key customers. For the financial years ended March 31, 2023 and 2024, our top five customers accounted for 33% and 30% of total sales respectively, and three of our top five customers have more than 10 years of business relationships with us.

We have an experienced management team.

We have an experienced management team, led by Mr. Zhang Jian, our Executive Director, Chairman and Chief Executive Officer who has been instrumental in spearheading the growth of our Group. Mr. Zhang has over 20 years of experience in the safety equipment industry in Singapore and is primarily responsible for planning and execution of our Group’s business strategies and managing our Group’s customer relationships. Our Group is supported by an experienced management team which includes Executive Directors such as Mr. Huang Dong, and Mr. Victor Aw, who themselves have substantial experience in the safety equipment industry.

We have strategically located branches across Singapore.

We have a network of eight strategically located branches across Singapore that stock our safety products. These branches are conveniently situated near our customers’ workplace, allowing us to fulfil their product needs quickly and easily on short notice, and our prompt and efficient delivery capabilities sets us apart from competitors.

We provide a one-stop provider of an extensive range of safety products and industrial graded hardware tools.

Our customers often need a comprehensive range of safety products, such as helmets, safety shoes, and harnesses, to ensure their regulatory compliance. Being a one-stop provider for all their safety needs, we offer convenience and streamline their procurement process. Additionally, we also supply industrial-grade hardware tools that our customers may require. These tools are essential for construction, maintenance, and repair activities, and by offering them alongside our safety products, we further enhance our value proposition. By catering to both their safety and hardware needs, we provide a comprehensive solution, saving our customers time and effort in sourcing multiple suppliers.

Business Strategies

We intend to strengthen our market position in the safety equipment and industrial grade hardware industries, by implementing the following business strategies and plans.

Expand business and operations through acquisitions, joint ventures and/or strategic alliances

While we intend to focus on our principal business activities in the sales of safety and industrial-grade hardware equipment, we also plan to explore opportunities to collaborate with suitable partners in related industries in the Southeast Asian region through strategic alliances, joint ventures, acquisitions, and investments. For example, if a suitable opportunity arises, we may collaborate with potential partners in the construction, electronic hardware, hotel, electronic manufacturing, oil and gas and marine industries if these collaborations are likely to provide us with more business opportunities.

Strengthening our local presence

We also plan to strengthen our local presence. A key aspect of this strategy involves expanding our branch network across Singapore by establishing new branches in strategic locations. By increasing our local footprint, we aim to enhance our accessibility, better serve our customers, and solidify our position as a trusted provider of safety and industrial solutions in the region.

Widening our product range

We also plan to expand our product range of safety products within our established brands. By broadening our offerings, we aim to provide our customers with an even greater selection of high-quality safety products under our trusted brands. This allows us to cater to diverse customer needs, strengthen our market presence, and further solidify our position as a reliable provider of comprehensive safety solutions.

Real Property

A description of the Company’s leased properties is below:

Location	Usage	Lease Period		Rent (per month)	Approximate area
9 Pioneer Road #01-54 Pioneer Road North Terrace Workshops Singapore 628461	Storage of general industrial hardware and chemical goods	December 16, 2022 to December 15, 2025	S$	7,000	386 sqm/4,155 sq ft
35 Kallang Pudding Road, Tong Lee Building Tower A, #01-08 Singapore 349314	Warehouse	June 13, 2022 to July 14, 2025	S$	8,300	354 sqm/3,810 sq ft
51 Tampines Industrial Avenue 5, T5 @ Tampines, Singapore 528635	Use of said premises for purpose approved by the Building Control Division and the Competent Authorities	August 1, 2024 to July 31, 2026	S$	28,000	1,230 sqm/13,240 sq ft
56 Loyang Way, Loyang Enterprise Building, Singapore 508775	Factory	August 25, 2022 to August 25, 2027	S$	12,890	479 sqm/5,156 sq ft
71 Kaki Bukit Ave 1 Shun Li Industrial Park, Singapore 417948	Office, operation, production, repair workshop, storage	October 1, 2023 to September 30, 2026	S$	7,000	826 sqm/8,891 sq ft
Block 828, #01-264 (2nd level) Tampines Street 81, Singapore 520828	Residential	April 1, 2023 to April 30, 2025	S$	3,200	275 sqm/2,963 sq ft
1000 Tai Seng Avenue #01-2508, Singapore 534421	Storage of goods i.e., shoes, body harness, restrain products, hardware and small machinery and as an office	April 24, 2021, to April 23, 2027	S$	4,588	190 sqm/2,045 sq ft
Defu Industrial City, #03-28, 8 Defu South Street 1, Singapore 533758	Warehouse storage for general safety PPE, general hardware and as an office	October 21, 2023 to October 20, 2026	S$	35,204	1,563 sqm/16,819 sq ft
2 Defu South Street 1 #02-02 Singapore 533755	Warehouse storage for general safety PPE, general hardware and as an office	15 November 2023 to 14 November 2026	S$	2,684	69 sqm/743 sq ft
498 Geylang Road Singapore 389456	Warehouse storage for general safety PPE, general hardware and as an office	15 March 2024 to 14 March 2028	S$	10,000	150 sqm/1,600 sq ft
500 Geylang Road Singapore 389458	Warehouse storage for general safety PPE, general hardware and as an office	15 March 2024 to 14 March 2028	S$	10,000	150 sqm/1,600 sq ft

On November 25, 2014, we purchased a 2,107 sqm/22,679 sq ft property located at 35 Tampines Industrial Avenue 5, Singapore 528627, which is the current principal executive office of our Group for purchase consideration of S$4,088,000 (US$3,033,766) with a monthly loan repayment of S$20,356 (US$15,106). On October 23, 2017, we purchased a 195 sqm/2,099 sq ft property located at 18 Kaki Bukit Road 3, #01-14, Entrepreneur Business Centre, Singapore 415978 for purchase consideration of S$1,200,000 (US$890,538) with a monthly loan repayment of S$5,749 (US$4,266). On March 1, 2021, we purchased a 294 sqm/3,165 sq ft property located at 71 Woodlands Industrial Park E9, #01-09, Wave 9, Singapore 757048 for purchase consideration of S$1,108,888 (US$822,922) with a monthly loan repayment of S$7,965 (US$5,911). On September 25, 2017, we purchased a 245 sqm/2,637 sq ft property located at 9 Tuas South Avenue 10 #02-20 T99, Singapore 637014 for purchase consideration of S$1,250,000 (US$927,644) with a monthly loan repayment of S$5,516 (US$4,094).

Impact of COVID-19 on our business and operations

Singapore Control Order Regulations

Since the outbreak of the first COVID-19 case in Singapore on January 23, 2020, the Singapore government raised the DORSCON (the Disease Outbreak Response System Condition, a color-coded framework that shows the current disease situation in Singapore) level from yellow to orange and introduced several restrictions which tightened alongside increasing cases of COVID-19 infections. On April 3, 2020, the Multi-Ministry Taskforce of the Singapore Government implemented the Circuit Breaker Measures, which were an elevated set of safe distancing measures and a nationwide partial lockdown, known as the ‘‘circuit breaker’’ on and with effect from April 7, 2020, to pre-empt the increasing local transmission of COVID-19 from April 7, 2020 (“Circuit Breaker Measures”). On April 7, 2020, the Singapore Parliament passed the

COVID-19 (Temporary Measures) Act 2020 (“COVID-19 Act”) which provides the Singapore Government the legal basis to enforce the Circuit Breaker Measures, and the COVID-19 (Temporary Measures) (Control Order) Regulations 2020 (“COVID-19 Regulations”) were issued under the COVID-19 Act to implement the Circuit Breaker Measures. The COVID-19 Regulations impose restrictions on premises and businesses in relation to the closure of premises and respective controls on essential and non-essential service providers, and the movement of people, both in public places and in places of residence. The COVID-19 Regulations require the closing of most physical workplace premises and suspending all business, social and other activities that cannot be conducted through telecommuting from home, save for those providing essential services and in selected economic sectors which are critical for local and global supply chains (“Essential Services”). Entities providing Essential Services were required to operate with the minimum number of staff on their premises to ensure the continued running of those services, and implement strict safe distancing measures. The COVID-19 Regulations could be varied or extended, depending on the assessment of the then situation by the Singapore government. The Circuit Breaker Measures were imposed under the COVID-19 Regulations during the period between April 7, 2020 and June 1, 2020 (inclusive).

On May 19, 2020, the Multi-Ministry Taskforce announced that the Circuit Breaker Measures would end on June 1, 2020 and the Multi-Ministry Taskforce would embark on a controlled approach to resume economic and community activities and progressively lift the relevant control measures in place after June 1, 2020 over three phases, with the first phase to be implemented with effect from June 2, 2020. The three phases were (a) a “Safe Re-opening” phase, implemented from June 2, 2020 to June 18, 2020 (inclusive), where economic activities that do not pose high risk of transmission (“Permitted Services”) were resumed while social, economic and entertainment activities that carry higher risk remained closed, and everyone was advised to continue to leave home only for essential activities and to wear a mask when doing so (“Phase 1”); (b) a “Safe Transition” phase with the gradual resumption of more activities including the re-opening of more firms and business (“Permitted Enterprises”), subject to safe management measures being implemented and practiced by employers and employees in these workplaces and their ability to also maintain a safe environment for their customers and social activities in small groups of not more than five persons, which were implemented with effect from June 19, 2020 (“Phase 2”); and (c) a “Safe Nation” phase, implemented with effect from December 28, 2020, whereby social, cultural, religious and business gatherings or events were resumed, although gathering sizes still had to be limited in order to prevent large clusters from arising, and services and activities that involve significant prolonged close contact or significant crowd management risk in an enclosed space also were allowed to be re-opened, subject to their ability to implement strict safe management measures effectively (“Phase 3”).

Between May 16, 2021 and August 6, 2021, the Singapore Government introduced two phases, namely the Phase 2 (Heightened Alert) and Phase 3 (Heightened Alert), along with the easing of certain measures within each of such phases. In summary, the Phase 2 (Heightened Alert) measures which were in effect from May 16, 2021 to June 13, 2021, included reductions in prevailing social gathering group size, sizes of larger scale events or activities and reinstatement of “work-from-home” as the default at workplaces to minimize workplace interactions, and the Phase 3 (Heightened Alert) measures, which were in effect from June 14, 2021 to July 19, 2021, was contemplated as a calibrated reopening and included increases in social gathering group sizes, event size and capacity limits, and subsequently the resumption of dining in at food and beverage establishments. On July 20, 2021, the Singapore Government announced the reversion back to Phase 2 (Heightened Alert) measures from July 22, 2021 to August 18, 2021 which superseded the measures introduced on July 19, 2021, during which “work from home” remained the default, employers who needed staff to return to workplaces were required to ensure that there was no cross-deployment at various worksites, enforce staggered start times and flexible working hours and social gatherings at workplaces were not allowed.

On August 6, 2021, the Singapore Government announced the easing of some safe management measures, with the first phase to take effect on August 10, 2021 and the second phase to take effect on August 19, 2021, which superseded those introduced on July 22, 2021 as part of Singapore’s transition towards COVID-19 resilience. The eased measures allowed for an increase in social gathering group size, event size and capacity limits for fully vaccinated individuals and easing of “work-from-home” requirements. A further easing of community measures was announced on August 19, 2021. Subsequently, given the exponential rise in COVID-19 cases from the end of August 2021, on September 24, 2021, the Singapore Government announced a tightening of safe management measures during the stabilization period between September 27, 2021 and October 24, 2021, which was later extended to November 21, 2021, with a mid-point review. On November 8, 2021, the Singapore Government announced calibrated adjustment of safe management measures including the easing of dine-in restrictions and updates to border measures. On December 22, 2021, in response to the global emergence of the Omicron variant, the Singapore Government introduced travel restrictions for affected countries or regions and enhanced the testing requirements for travelers. Effective March 29, 2022, the Singapore Government significantly eased Covid-19 restrictions by, among other things, lifting the requirement to wear masks outdoors, doubling the group size limit to 10 people and lifting the ban on alcohol sales in pubs and eateries after 10:30 p.m. It also eased testing and quarantine requirements for travelers and declared that up to 75% of employees who can work from home are allowed to return to their workplaces.

From 26 April 2022, there was a further easing of community and border measures due to the fall and stabilization of daily infection numbers, including, without limitation, the removal of group size limits for mask-off activities, all workers may now return to the workplace (an increase from the limit of 75% of those who can work from home), mask-wearing will remain optional in outdoor settings, safe distancing will no longer be required between individuals and groups, and there is a removal of the capacity limit for larger settings/events with more than 1,000 persons.

On 13 February 2023, the Singapore Government lowered the DORSCON level to green.

Impact on our Group

During the pandemic, the introduction of COVID-19 Act imposed restrictions at each stage of pandemic posed significant challenges to our company as our business operations involved people interaction, movement of goods in physical workplace premises. If any of our staff is suspected or confirmed to have contacted COVID-19, we may have to temporarily suspend our operation and quarantine the affected staff, disinfecting the affected premises. We would adopt control measures to protect our employee, workers and customers inline with the advisories issued by the government and work closely with all parties to adhere to our business contingency plans.

The Circuit Breaker Measures were imposed during the period between April 7, 2020 and June 1, 2020. With our company categorized as the essential service provider in our economic sector during the “Circuit Breaker Measures,” we were allowed to operate but with the minimum number of staff to run our operation and strict implementation of safe distancing measures at our premises.

Throughout the pandemic period, there were also travel and visiting restrictions which hinder our client/suppliers engagements. From time to time, challenges evolve and we adapt to tackle them. With the work-from-home as the default, we started to conduct our business meetings online and implementing electronic filing.

We have also diversified our business to provide sanitizing cleaning service to industries and offices with NEA approved cleaning agent. Through our long-standing relationship with our suppliers, we were able to secure large quantities of face mask, personal protective clothing and hand gloves to meet the strong demand during the COVID-19 pandemic. Our sales team had innovate the idea to bring the face mask, personal protective clothing and hand gloves nearer to the potential customers by selling them through vending machine in strategic locations in Singapore.

The Group has also adopted control measures to protect our staff and customers from outbreaks of infectious diseases, such as requiring our staff to wear personal protective equipment (such as face masks and gloves) during interaction with customers.

We will continue to work closely with our customers to ensure that the impact of the COVID-19 is minimized to its fullest extent.

Control Measures

Our Group has also adopted control measures to protect our employees, workers and customers from outbreaks of infectious diseases, which are in line with the advisories issued by the MOM on best practices to be adopted by workplaces in Singapore, such as requiring our staff who interact with our customers to wear personal protective equipment (such as face masks and gloves), and monitoring the stock of personal protection equipment for our staff and workers.

If any of our staff is suspected or confirmed to have contracted COVID-19, we may have to temporarily suspend our operations and quarantine the affected staff, disinfect the affected facilities and reallocate manpower as appropriate. We will continue to work closely with our customers to ensure that the impact of any such incidents which may occur due to unforeseen circumstances is minimized to its fullest extent, and implement our business contingency plans as outlined above in mutual agreement with our customers.

Licenses And Permits And Registrations

The following licenses and registrations are material for our Group’s operations in Singapore:

Description	Issuing Authority	Expiry Date	Issued to
Registration with Singapore Customs under the Regulation of Imports and Exports Regulations and Customs Regulations	Singapore Customs	No expiry	Rectitude Pte Ltd

Certifications

The fire extinguishers which we sell in Singapore are subject to various fire safety standards and regulations, such as the Fire Safety Act 1993. Please refer to the “Regulatory Environment” section of this prospectus for more information. Under the Workplace Safety and Health Act 2006 of Singapore, the Workplace Safety and Health Council has approved Codes of Practices which prescribe the quality and standards of different safety equipment supplied by our Group. Pursuant to these Code of Practices, our products have received a declaration of conformity which shows that we have complied with the requirements of the relevant standards. For our occupational protective footwear, RPL has obtained an “S” Mark license that signifies our compliance with the AS 2210.3:2019 requirements from Bureau Veritas Australia Pty Ltd, an independent assessor of the quality of our safety equipment. For our personal fall arrest systems (models HT 08 and HT 02K) under our brand HORNET, RPL has obtained a declaration of conformity dated May 21, 2021, and expires July 20, 2027, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our personal fall arrest systems under our brand OSPREY (models OS 08 and OS 02K), RPL has obtained a declaration of conformity dated July 21, 2021, and expires July 20, 2027, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our restraint belts (models SK 07 restraint belt with 20mm gate opening snap hook and SK 17 restraint belt with 55mm gate opening snap hook) under our brand SKYHAWK, RPL has obtained a declaration of conformity dated July 21, 2021, and expires July 20, 2027, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our safety footwear (model 08868, 08858, 07878, 08878, 09818, 09838, 09858, 09868, 07818, 08818, 01818, 01828, 03818, 03838 and 05828) under our brand D&D, RPL has obtained declarations of conformity dated December 8, 2021, and expires December 7, 2024, from the Singapore Test Lab Pte Ltd, an independent assessor of the quality of our safety equipment. For our fire extinguishers (models S1, S2, S4, S6 and S9) under our brand STRIKERS, RPL has obtained a certificate of conformity dated March 27, 2020, and expires December 31, 2024, from the TÜV SÜD, an independent assessor of the quality of our safety equipment. RPL has obtained the bizSAFE Level 3 certification from the Workplace Safety and Health Council, which recognizes that we have conducted risk assessments for every work activity and process in our workplace.

Inventory

For our safety equipment sales, we maintain an inventory of safety shoes, travel restraint and fall arrest system and industrial grade hardware which are in demand with our customers and hence easier to sell.

 As of March 31, 2024 and March 31, 2023, we had inventories of S$6.2 million (US$4.6 million), and S$5.8 million, respectively.

Intellectual Property

Our Group’s intellectual property rights are important to its business. As of the date of this prospectus, the Group has registered the following trademarks:

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Singapore	RPL	T0913908A	Class 25	November 30, 2009	November 30, 2029
	Brunei	RPL	45967	Class 9, 25	October 08, 2014	October 08, 2025
	Thailand	RPL	171112300	Class 9	August 28, 2015	August 27, 2025
	Thailand	RPL	171112228	Class 25	August 28, 2015	August 27, 2025
	Cambodia	RPL	KH/60739/16	Class 9	August 22, 2016	January 08, 2026
	Cambodia	RPL	KH/60740/16	Class 25	August 22, 2016	January 08, 2026
	Vietnam	RPL	288567	Class 9, 25	August 27, 2017	January 07, 2026
	Malaysia	RPL	2014064489	Class 9	September 25, 2014	September 25, 2034

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Malaysia	RPL	2014064490	Class 25	September 25, 2014	September 25, 2034
	Australia	RPL	1765250	Class 9, 25	April 15, 2016	April 15, 2026
	PRC	RPL	18955594	Class 9	May 21, 2017	May 20, 2027
	Singapore	RPL	T0913906E	Class 8	November 30, 2009	November 30, 2029
	Singapore	RPL	T0913907C	Class 9	November 30, 2009	November 30, 2029
	Singapore	RPL	40202206325V	Class 9	March 21, 2022	March 21, 2032
	Singapore	RPL	T1003512Z	Class 9	March 23, 2010	March 23, 2030
	Singapore	RPL	40202254207Q	Class 8, 35	August 30, 2022	August 30, 2032
	Singapore	PTH	40202304598W	Class 9, Class 25	March 9, 2023	March 9, 2033

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Singapore	PTH	40202206294V	Class 9	March 21, 2022	March 21, 2032
	Singapore	PTH	40202115187Y	Class 6, 9, 20	June 25, 2021	June 25, 2031
	Singapore	PTH	T1108778F	Class 9	July 11, 2011	July 11, 2031
	Singapore	RPL	T1216734A	Class 32	October 31, 2012	October 31, 2032

Notes:

(1)	Class 6: Common metals and their alloys, ores; metal materials for building and construction; transportable buildings of metal; non-electric cables and wires of common metal; small items of metal hardware; metal containers for storage or transport; safes

(2)	Class 8: Hand tools and implements, hand-operated; cutlery; side arms, except firearms; razors

(3)	Class 9: Scientific, research, navigation, surveying, photographic, cinematographic, audiovisual, optical, weighing, measuring, signaling, detecting, testing, inspecting, life-saving and teaching apparatus and instruments; apparatus and instruments for conducting, switching, transforming, accumulating, regulating or controlling the distribution or use of electricity; apparatus and instruments for recording, transmitting, reproducing or processing sound, images or data; recorded and downloadable media, computer software, blank digital or analogue recording and storage media; mechanisms for coin-operated apparatus; cash registers, calculating devices; computers and computer peripheral devices; diving suits, divers’ masks, ear plugs for divers, nose clips for divers and swimmers, gloves for divers, breathing apparatus for underwater swimming; fire-extinguishing apparatus.

(4)	Class 20: Furniture, mirrors, picture frames; containers, not of metal, for storage or transport; unworked or semi-worked bone, horn, whalebone or mother-of-pearl; shells; meerschaum; yellow amber

(5)	Class 25: Clothing, footwear, headwear

(6)	Class 32: Fruit juices, mineral water (beverages)

(7)	Class 35: Convenience store retailing: Department store retailing; Online retail services; Online wholesale services; Providing consumer product information; Retail services; Provision of an online marketplace doe buyers and sellers of goods and services; Supermarket retailing; The bringing together, for the benefit of others, of a variety of goods (excluding the transport thereof), enabling customers to conveniently view and purchase those goods from a general merchandise catalogues by mail order; Wholesale services; Pharmacy retail services; Provision of commercial information.

We were not involved in any proceedings with regard to, and we have not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be involved either as a claimant or respondent.

Research and Development

To continuously enhance the value our customers can receive from the purchase of safety products, we are trying to optimize safety training with the integration of virtual reality (“VR”) technology which we can then provide to them. Traditional safety training methods relying on verbal emphasis and slides have proven inadequate in our technologically advanced world. RPL has been developing VR technology that offers a transformative solution by immersing workers in realistic construction site scenarios, providing a firsthand experience of potential dangers and accidents. This approach instills fear and vigilance, encouraging proactive safety measures and accident prevention. This VR training is tailored to Singapore’s construction sites, incorporating local placards, company names, dialects, and communication styles for enhanced realism. Each accident scenario is meticulously analyzed to cover a diverse range of potential dangers, allowing workers to select simulations relevant to their specific working environments. We are aiming to provide our customers with the first iteration of our VR equipment in the fourth quarter of 2024.

The diagram below depicts the headset our customer’s workers would use to undergo their VR training.

The diagrams below depict a typical construction scene.

The diagrams above depict commonly seen placards of Singapore with different Company’s names and icons to increase their sense of realism of the construction site.

The diagram above depicts the inside of the construction site, which would be presented along with guidance for workers to follow along to progress within the VR world.

The diagram above depicts the occurrence of the accident itself. If the worker has failed to fasten his safety harness and abide by the required protocol, the plank he has been standing on would fall, resulting in him falling out of the window and onto the ground below.

The diagram above depicts the aftermath of the fall, where the worker will land on rows of protruding iron bars. This serves as a reminder for them to wear the proper safety equipment and to abide by the proper protocols.

Employees

We employed 107 people as of the date of this prospectus, 107 people as of March 31, 2024, 92 people as of March 31, 2023, and 77 people as of March 31, 2022, who were all located in Singapore.

The following table sets forth the breakdown of our full-time employees and 1 part-time employee in Operations of RPL:

As of the date of this prospectus
Function	Number of employees
Management	5
Finance	5
Human Resource	1
IT	2
Sales & Marketing	14
Operations	80
Total	107

Our employees are not covered by collective bargaining agreements. We consider our labor practices and employee relations to be good.

Insurance

We maintain commercial all risks property insurance policies covering our business premises in accordance with customary industry practice; as well as insurance policies covering heads of liability such as workmen’s compensation, public liability and contractors’ all risk as required from time-to-time by our clients. We carry occupational injury and medical insurance for our employees, in compliance with applicable regulations.

We carry Director’s and Officer’s Liability Insurance effective from June 29, 2024 to June 29, 2025.

We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in Singapore and in the markets in which we operate.

Litigation and Other Legal Proceedings

We and our subsidiaries have been and may from time to time be involved in various legal proceedings and claims in the ordinary course of business, including contractual disputes and other commercial disputes. As of the date of this prospectus, we are not a party to any significant proceedings in Singapore. We are not aware of any legal proceedings of which we are a party outside of Singapore.

REGULATORY ENVIRONMENT

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in Singapore. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Group. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore on our business and operations.

Laws and Regulations Relating to Our Business in Singapore

Building and Construction Industry Security of Payments

The Building and Construction Industry Security of Payment Act 2004 of Singapore (“BCISPA”) is administered by the Building and Construction Authority (“BCA”), and facilitates payments for construction work done or for related goods or services supplied in the building and construction industry.

Under the BCISPA, any person who has carried out construction work or supplied any goods or services under a contract relating to, amongst others, (i) the construction, alteration, repair, restoration, maintenance, extension, demolition or dismantling of buildings or structures that form or are to form part of the land, (ii) the installation in any building, structure or works of fittings that form or are to form part of the land, including systems of heating, lighting, air-conditioning, ventilation, power supply, drainage, sanitation, water supply or fire protection and security or communications systems, (iii) excavation and (iv) the erection, maintenance or dismantling of scaffolding, is entitled to progress payment.

The BCISPA contains provisions relating to, amongst others, the amount of the progress payment to which a person is entitled under a contract, the valuation of the construction work carried out under a contract and the date on which a progress payment becomes due and payable. In addition, the BCISPA, amongst others, endorses the following rights:

(i)	the right of a claimant (being the person who is or claims to be entitled to a progress payment under section 5 of the BCISPA) who, in relation to a construction contract, fails to receive payment by the due date of an amount that is proposed to be paid by the respondent (being the person who is or may be liable to make a progress payment under a contract to a claimant) and accepted by the claimant, to make an adjudication application in relation to the payment claim. The BCISPA has established an adjudication process by which a person may claim payments due under a contract and enforce payment of the adjudicated amount;

(ii)	the right of the claimant to suspend the carrying out of construction work or supply of goods and services, and to exercise a lien over goods supplied by the claimant to the respondent that are unfixed and which have not been paid for, or to enforce the adjudication determination in the same manner as a judgment or an order of the court with the permission of the court, if amongst others, such claimant is not paid after the adjudicator has determined that the respondent shall pay an adjudicated amount to the claimant; and

(iii)	where the respondent fails to pay the whole or any part of the adjudicated amount to a claimant, the right of a principal of the respondent (being the person who is liable to make payment to the respondent for or in relation to the whole or part of the construction work that is the subject of the contract between the respondent and the claimant) to make direct payment of the outstanding amount of the adjudicated amount to the claimant, together with the right for such principal to recover such payment from the respondent.

Employees

Employment Act

The Employment Act 1968 of Singapore, or the Singapore EA, sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. With effect from 1 April 2019, the EA extends to all employees, including persons employed in managerial or executive positions, with certain exceptions.

The Singapore EA prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman or a person employed in a managerial or an executive position) who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Singapore EA provides, amongst others, that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security. In addition, section 38(5) of the Singapore EA limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore and the Workplace Safety and Health Act 2006 of Singapore, respectively.

Employment of Foreign Workers in Singapore

The employment of foreign workers in Singapore is governed by the Employment of Foreign Manpower Act 1990 of Singapore (“EFMA”) and regulated by the Ministry of Manpower (“MOM”).

In Singapore, under Section 5(1) of the EFMA, no person shall employ a foreign employee unless the foreign employee has a valid work pass from the Controller of Work Passes appointed by the MOM to issue such work passes, which allows the foreign employee to work for him in Singapore. Section 5(6) of the EFMA provides that any person who contravenes Section 5(1) of the EFMA shall be guilty of an offence and shall: (a) be liable on conviction to a fine of at least S$5,000 and not more than S$30,000 or to imprisonment for a term not exceeding 12 months or to both; and (b) on a second or subsequent conviction be punished with a fine of at least S$10,000 and not more than S$30,000 and with imprisonment for a term of not less than one month and not more than 12 months in the case of an individual; or be punished with a fine of at least S$20,000 and not more than S$60,000, in any other case.

The availability of the foreign workers to various sectors is also regulated by the MOM through, amongst others, the following policy instruments:

(i)	approved source countries;

(ii)	the imposition of security bonds and levies;

(iii)	dependency ceilings based on the ratio of local to foreign workers; and

(iv)	quotas based on the man year entitlements (“MYE”) in respect of workers from Non-Traditional Sources (“NTS”) and the PRC.

Various categories of work passes may be issued by the Controller of Work Passes under the Employment of Foreign Manpower (Work Passes) Regulations 2012 (“EFMR”), including the work permit, the S Pass and the employment pass. The work permit is issued to, amongst others, semi-skilled migrant workers in the construction, manufacturing, marine shipyard, process or services sector. The S Pass is issued to skilled foreign workers who, amongst others, must earn a salary of at least S$3,000 a month in all sectors except the financial services sector, while skilled foreign workers in the financial services sector must earn a salary of at least S$3,500 a month to qualify. From 1 September 2023, the minimum monthly salary requirement for S Pass applicants will be raised to S$3,150, with a higher minimum qualifying salary requirement of S$3,650 for S Pass applicants in the financial services sector. The employment pass is issued to foreign professionals, managers and executives who meet the eligibility criteria, and applicants must earn a salary of at least S$5,000 a month in order to qualify, with applicants in the financial services sector needing to earn a salary of at least S$5,500 a month to qualify. The minimum qualifying salary requirements applicable to an applicant may increase with age.

The EFMR requires employers of work permit holders, inter alia, to:

(a)	bear the costs for the medical treatment of the foreign employee, including any service, investigation, medicine and medical consumable, among others, which are necessary for the medical treatment;

(b)	provide safe working conditions and take such measures as are necessary to ensure the safety and health of the foreign employee at work;

(c)	provide acceptable accommodation for the foreign employee, which must be consistent with the written laws, directives, guidelines and circulars of the authorities;

(d)	purchase and maintain medical insurance of at least S$60,000, with at least the first S$15,000 in aggregate of claims to be paid in full by the insurer.

The EFMR requires employers of S Pass holders, inter alia, to:

(a)	bear the costs for the medical treatment of the foreign employee, including any service, investigation, medicine and medical consumable, among others, which are necessary for the medical treatment;

(b)	purchase and maintain medical insurance of at least S$60,000, with at least the first S$15,000 in aggregate of claims to be paid in full by the insurer.

The employment of work permit and S Pass holders are subject to foreign worker levies and quotas. The foreign worker levy generally depends on two factors: (a) the worker’s qualification and (2) the number of work permit or S Pass holders hired. The foreign worker quota imposes a maximum ratio of foreign employees to the total workforce that a company in a given sector can employ.

Before applying for work permits for its foreign workers, a company must first declare its business activity to the MOM using the MOM’s online service. After the company declares its business activity, the MOM will assign the company to the most relevant sector. Each sector has sector-specific rules in relation to the employment of foreign workers and the company’s sector will determine the number of work permit holders that it can employ. To declare its business activity, the company must have a Central Provident Fund (“CPF”) account, contribute CPF Funds for its local workers for at least 1 month before declaring its business activity, and submit copies of the relevant licences to the MOM. After a company submits the online application to declare its business activity, the MOM may request for additional information and documents.

Workplace Safety and Health Act

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) is administered by the MOM. Under the WSHA, every employer has the duty to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of his employees at work. These measures include providing and maintaining for the persons at work a work environment which is safe, without risk to health, and adequate as regards facilities and arrangements for their welfare at work, ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by those persons, ensuring that those persons are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things in their workplace or near their workplace and under the control of the employer, developing and implementing procedures for dealing with emergencies that may arise while those persons are at work and ensuring that those persons at work have adequate instruction, information, training and supervision as is necessary for them to perform their work.

More specific duties imposed on employers are laid out in the Workplace Safety and Health (General Provisions) Regulations (“WSHR”). Some of these duties include taking effective measures to protect persons at work from the harmful effects of any exposure to any infectious agents or bio-hazardous material which may constitute a risk to their health.

Under the WSHA, inspectors appointed by the Commissioner for Workplace Safety and Health (“CWSH”) may, among others, enter, inspect and examine any workplace, to inspect and examine any machinery, equipment, plant, installation or article at any workplace, to make such examination and inquiry as may be necessary to ascertain whether the provisions of the WSHA are complied with, to take samples of any material or substance found in a workplace or being discharged from any workplace for the purpose of analysis or test, to assess the levels of noise, illumination, heat or harmful or hazardous substances in any workplace and the exposure levels of persons at work therein and to take into custody any article in the workplace which is relevant to an investigation or inquiry under the WSHA.

Workmen’s Compensation

The Work Injury Compensation Act 2019 of Singapore (“WICA”), which is regulated by the MOM, applies to all employees in all industries who are engaged under a contract of service, with the exception of domestic workers, and members of the Singapore Armed Forces, Singapore Police Force, Singapore Civil Defence Force, Central Narcotics Bureau and Singapore Prisons Service. The WICA is in regard to injury suffered by them in the course of their employment and sets out, amongst others, the amount of compensation they are entitled to and the method(s) of calculating such compensation.

The WICA provides, amongst others, that the employer shall be liable to pay compensation under the WICA if personal injury is caused to an employee by accident arising out of and in the course of the employee’s employment with the employer. The WICA, read together with the Work Injury Compensation (Insurance) Regulations 2020, provides, amongst others, that employers are required to maintain work injury compensation insurance for all employees doing manual work regardless of salary level and non-manual employees earning S$2,600 or less a month (excluding any overtime payment, bonus payment, annual wage supplement, productivity incentive payment and any allowance however described), who are engaged under contracts of service (unless exempted).

The WICA does not cover self-employed persons or independent contractors. However, the WICA provides that, where any person (referred to as the principal) in the course of or for the purpose of his trade or business contracts with any other person (referred to as the subcontractor employer), the principal may be directed by the Commissioner for Labour to fulfil the subcontractor employer’s obligations under the WICA in relation to any employee of the subcontractor employer employed in the execution of the work, such as to compensate those employees of the subcontractor employer who were injured while employed in the execution of work for the principal.

Under the WICA, if an employee dies or sustains injuries in a work-related accident or contracted occupational diseases in the course of the employment, the employer is generally liable to pay compensation in accordance with the provisions of the WICA. An injured employee is generally entitled to claim medical leave wages, medical expenses and lump sum compensation for permanent incapacity or death, subject to certain limits stipulated in the WICA.

Under the WICA, every employer is required to insure and maintain insurance under approved policies with an insurer against all liabilities which he may incur under the provisions of the WICA in respect of all employees employed by him, unless specifically exempted.

Fire Safety

Fire Safety Act

The Fire Safety Act 1993 (the “FSA”) sets out the regulations governing the fire safety of buildings in Singapore. The FSA empowers the Singapore Civil Defence Force (“SCDF”) to set out fire safety requirements, set out in the Code of Practice for Fire Precautions in Buildings, published by the Commissioner on the website maintained by SCDF, as amended or remade from time to time (the “Fire Code”).

Under the FSA and Fire Code, portable fire extinguishers, as sold by Company, constitute regulated fire safety products that need to be certified and have valid Certificates of Conformity (a certificate issued by an accredited certification body as to the compliance of the regulated fire safety product with the applicable standard, as prescribed by the Fire Code, for the regulated safety product). The Certificates of Conformity issued for regulated fire safety products used in fire safety works and intended for use in Singapore shall bear an accreditation mark from the Singapore Accreditation Council (“SAC”) and shall be accompanied by test reports from testing laboratories accredited by SAC or recognized by SAC via the International Laboratory Accreditation Cooperation (ILAC) Mutual Recognition Arrangement. The Fire Code sets out the requirements for certification.

With respect to the supply of regulated fire safety products, such as portable fire extinguishers, section 70(1) of the FSA provides that any person (whether in Singapore or not) who (i) supplies or offers to supply to a person in Singapore any non-compliant fire safety product as a compliant fire safety product or for use as a regulated fire safety products; or (ii) in the course of such supply or offer, represents that the non-compliant fire safety product is a compliant fire safety product or is fit for use as a regulated fire safety product, knowing that the non-compliant fire safety product is a non-compliant fire safety product, shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$100,000 or to imprisonment for a term not exceeding 2 years or to both; and in the case of a continuing contravention, to an additional fine not exceeding S$1,000 for each day or part of a day the contravention continues. If the contravention continues after the conviction, the person shall be guilty of a further offence and shall be liable on conviction of this further offence to a fine not exceeding S$2,000 for every day or part of a day during which the contravention continues after conviction.

MANAGEMENT

The following table sets forth the names, ages and titles of our Directors and Executive Officers:

Name	Age	Title
Zhang Jian	53	Chairman, Chief Executive Officer and Executive Director
Huang Dong	40	Executive Director
Victor Aw	51	Executive Director
Ang Siew Siang	70	Executive Director
Chan Yong Xian	42	Chief Financial Officer
Chan Kah Chun	31	Finance Manager

Independent Directors Nominees:

Name	Age	Title
Fok Chee Khuen	45	Independent Director
Shirley Tan	48	Independent Director
Clive Ho Yip Seng	62	Independent Director

No arrangement or understanding exists between any such Director or officer and any other persons pursuant to which any Director or executive officer was elected as a Director or executive officer. Our Directors are elected annually at the board meeting and serve until their successors take office or until their death, resignation or removal. The Executive Officers serve at the pleasure of the Board.

Board Diversity

Board Diversity Matrix (As of the date of this prospectus)
Country of Principal Executive Offices:	Singapore
Foreign Private Issuer	Yes
Disclosure Prohibited Under Home Country Law	No
Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	—	—	—	—
LGBTQ+	—	—	—	—

Executive Directors and Officers:

Mr. Zhang Jian has been our Executive Director, Chairman and Chief Executive Officer since our Company’s inception. Mr. Zhang Jian is responsible for the overall business management of our Group. With extensive experience spanning over two decades in the safety equipment industry in Singapore, Mr. Zhang embarked on his entrepreneurial journey in 1997, establishing a general hardware business before venturing into the supply of laboratory equipment. In 2006, he foresaw the growing demand for Personal Protective Equipment (PPE) following the implementation of the Workplace Safety and Health (WSH) Act. Seizing this opportunity, he expanded our product range and established several successful brands like D&D, SkyHawk, Strikers, Osprey, Super Sun, among others. Under Mr. Zhang’s guidance, our company successfully secured long-term PPE supply tenders with prominent entities such as ST Logistics, Singapore Civil Defence Force, PSA Singapore, Certis CISCO, and more, between 2010 and 2013. Recognizing the importance of staying connected with our customers, he strategically opened eight branches across Singapore from 2014 to 2022, fostering stronger ties within the community. Mr. Zhang completed a postgraduate diploma in Business Administration administered by The Society of Business Practitioners in 1997.

Mr. Huang Dong is an Executive Director of our Company. Mr. Huang Dong has over 15 years of experience in marketing and wholesaling safety equipment products for RPL. Since joining RPL in November 2008, up till October 2013, Mr. Huang demonstrated exceptional sales skills as he took charge of selling hardware to construction companies. His dedicated efforts resulted in the exploration of numerous new customers in Singapore, achieving outstanding performance and earning recognition as the top salesperson in the company for consecutive years. During his tenure as the overseas sales manager from November 2013 to December 2018, Mr. Huang’s focus shifted towards exploring opportunities abroad. He successfully established a strong presence in countries like Malaysia, Cambodia, Brunei, and China, cultivating excellent relationships with customers and fostering prosperous business cooperation. His efforts played a pivotal role in the rapid expansion of the company’s business in these regions, contributing significantly to the company’s profitability. Since November 2020, Mr. Huang has served as a company director, leveraging his extensive experience and insights to contribute to the overall growth and development of the organization. Mr. Huang obtained a bachelor’s degree in Science (Management) from the National University of Ireland in April 2014.

Mr. Victor Aw is an Executive Director of our Company. Mr. Aw joined RPL in June 2013. He is an experienced professional with 20 years of expertise in marketing and wholesaling safety equipment products. During his tenure as Sales Executive and later Sales Manager at Tengah Engineering & Hardware Pte Ltd from 2006 to 2009, he excelled in general sales, logistics management, and supplier relations. In subsequent roles at BS Industry & Construction Supply Pte Ltd from 2009 to 2013, and Rectitude Pte Ltd thereafter, he continued to drive sales growth, expanded client bases, and maintained excellent customer relationships. Since November 2020, Mr. Aw has served as a company director, he is involved in obtaining important certifications and implementing quality management systems. His proactive nature, coupled with expertise in safety products and equipment, further solidified his reputation as a successful sales professional and a driving force behind the Company’s growth in the safety equipment industry. Mr. Victor Aw graduated from Upper Aljunied Technical Secondary School with a GCE “O” Level certificate (technical stream) in 1992.

Ms. Ang Siew Siang is an Executive Director of our Company. Ms. Ang joined the Company as a director of RPL on March 2004, and also a director of ALS since September 2009. She is a partner of Greenly Trading Company which has been established since January 2, 1981, handling all of the income tax and goods and services tax related matters for private limited companies, limited liability partnerships, partnerships and sole proprietorships in Singapore. She is an accredited tax advisor member with the Singapore Chartered Tax Professional Ltd (SCTP) since June 27, 2012. She holds a Diploma in Business Studies from the Singapore Institute of Management awarded on November 19, 1984.

Mr. Chan Yong Xian is the Chief Financial Officer of our Company. Mr. Chan joined RPL in May 2023. He is an experienced professional with a long work history in the field of accounting and auditing. Throughout his career, he has demonstrated strong expertise in implementing business controls, streamlining processes, and providing valuable advisory guidance to management. Mr. Chan’s extensive audit experience includes positions as Senior Audit Manager at BDO LLP from January 2018 to December 2020 and at Ang & Co PAC from August 2021 to March 2023, and a Senior promoted to Manager at Pricewaterhouse Coopers LLP from December 2013 to January 2018, where he audited listed companies in compliance with various accounting standards and was involved in IPO projects. His leadership skills were evident in managing audit engagements, contributing to revenue growth, and coaching audit teams. Mr. Chan holds a Master’s degree in Accounting from the Australian National University (2008) and a Bachelor’s degree in Electrical and Electronic Engineering (2006). He is a Certified Public Accountant (CPA) from CPA Australia. Additionally, he gained valuable experience in SOX testing and implementation throughout his 13 years of audit experience, working with prominent clients.

Mr. Chan Kah Chun is the Finance Manager of our Company. Mr. Chan joined RPL in April, 2015. In his work experience, Mr. Chan served as an Accounts Executive at Kings Materials Pte Ltd, Singapore from September 2014 to March 2015, where he handled various financial tasks, including recording purchases transactions, managing AP & AR transactions, handling petty cash, and monitoring company cash flow and bank accounts. He was also responsible for preparing sales reports for company sales meetings and inventory valuation. Additionally, he worked as an Accounts Executive at CSJ & Associates Marketing Pte Ltd, Singapore, where he managed data entry of sales and purchases, handled AP & AR transactions, monitored monthly expenses and income, and conducted bank reconciliations. Mr. Chan Kah Chun has a strong background in accounting and business. He completed the ACCA Diploma in Accounting and Business from Kompas International College, Malaysia, which included passing ACCA Foundation Level papers F1, F2, and F3. Additionally, he obtained several diplomas from Shen Jai School of Commerce, Malaysia, including LCCI Level 3 Higher Diploma in Accounting, LCCI Level 3 Higher Diploma in Cost Accounting, and LCCI Level 2 Diploma in Book-keeping and Accounting.

Independent Director Nominees:

Mr. Fok Chee Khuen is an Independent Director. Mr. Fok has accumulated 22 years of experience in audit, accounting, and inspection. He is the co-founder and Managing Director of Quality Accountants Pte Ltd and FE Advisory Pte Ltd since August 2017 and manages the businesses on a daily basis. From April 2015 to August 2017, Mr. Fok served as the Head of the Practice Monitoring Department at the Accounting & Corporate Regulatory Authority (ACRA). Prior to that, from June 2013 to April 2015, he held the position of associate director in quality control and audit at Foo Kon Tan LLP. From December 2008 to June 2013, Mr. Fok worked at ACRA in the Practice Monitoring Department, where he left his role as a senior lead audit inspector. Earlier in his career, he served as an audit manager in Mazars Moores Rowland LLP, specializing in audits of listed corporations in Singapore and the United States from June 2007 to December 2008. Mr. Fok briefly joined UBS AG as a business analyst from September 2006 to June 2007. He began his professional journey with KPMG Singapore in the assurance unit in August 2002 and departed in September 2006, having reached the position of audit assistant manager. In June 2002, Mr. Fok obtained his Bachelor of Accountancy Degree (1st Class Honours) from Nanyang Technological University in Singapore. He is a Chartered Accountant of Singapore and a member of the Institute of Singapore Chartered Accountants.

Ms. Shirley Tan is an Independent Director. Ms. Shirley Tan is a qualified Chartered Secretary, she has over 18 years of experience in corporate secretarial work and compliance advisory for private and publicly listed companies, SMEs, foreign companies, and academic institutions in Singapore. In the last five years she handled Econ Healthcare (Asia) Limited, 5E Resources Limited, authorised representative for Nio Inc. in Singapore for their secondary listing in Singapore, Ohmyhome Ltd (Listed in Nasdaq), compliance officer for Comba Telecom Systems Holdings Limited’s secondary listing in Singapore, YKGI Limited and Ever Glory United Holdings Ltd. Her areas of expertise include corporate secretarial due diligence exercises for initial public offering (IPO), dual listing in Singapore and Hong Kong, Real estate investment trust (REIT), reverse take-over (RTO), M&A, company restructuring, liquidation and striking off, and immigration application for Permanent Residence, Employment Pass, Dependent Pass, and Entrepass for expatriates for foreign directors and key management personnel. She also provides advice on support and advisory work concerning compliance matters with the Singapore Exchange Securities Trading Limited, Singapore Companies Act, Code of Corporate Governance, and relevant rules and regulations. Shirley is fluent in English, Mandarin, Hokkien, Cantonese, and Bahasa. She has experience in leading a team of corporate secretaries for established law firms and service providers for several private, publicly listed, REIT, offshore companies in Singapore, China Practice and SOP for “Excellence Must Be Our Minimum Standard.” She holds a Master’s of Science in management with distinction from the National University of Ireland, Dublin. She is a fellow at the Chartered Secretaries Institute of Singapore. She holds a practising certificate from the CSIS. She is a member of the CSIS secretarial practice sub-committee. She is a member of the Singapore Institute of Directors.

Mr. Clive Ho Yip Seng is an Independent Director. Mr. Clive Ho Yip Seng was a Regional Sales Engineer at KES Systems & Service Pte Ltd from 1999 to 2020, where he subsequently rose to Group Sales Manager within a year. He then oversaw all Sales and Marketing Operations and attracted the attention of General Signal, an American multinational company, where he excelled as a Regional Director managing Process Control equipment across the Asia Pacific. Returning to KES System & Services, Clive oversaw all aspects of the business and expanding its global presence. He successfully increased sales from S$20 million to an impressive S$50 million while establishing ventures in the semiconductor back end. The company’s excellence was underlined by winning the Intel Corporation’s Preferred Quality Award for five consecutive years. After close to two decades, Clive embraced a new challenge as the Head of Strategic Business, driving diversification in the Aerospace and medical industries through a three-year plan. Today, Clive is a Business Advisor at SMECentre@SICCI, aiding local businesses in growth, internationalization, and leveraging government resources. Clive’s journey underscores his commitment to community and professional development. He holds a Bachelor of Business Administration degree from the University of South Australia in 2001.

Committees of the Board

Our Board has established an audit committee, a compensation committee and a nomination committee, each of which will operate pursuant to a charter adopted by our Board that will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The Board may also establish other committees from time to time to assist our company and the Board. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the

Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations, if applicable. Upon our listing on the Nasdaq, each committee’s charter will be available on our website at www.rectitude.com.sg. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Mr. Fok Chee Khuen, Ms. Shirley Tan and Mr. Clive Ho Yip Seng serves on the audit committee, which is chaired by Mr. Fok Chee Khuen. Our Board has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has designated Mr. Fok Chee Khuenas an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing earnings releases.

Compensation committee

Mr. Fok Chee Khuen, Ms. Shirley Tan and Mr. Clive Ho Yip Seng serves on the compensation committee, which is chaired by Ms. Shirley Tan. Our Board has determined that each such member satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee’s responsibilities include:

●	evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the Board the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

●	reviewing and recommending to the Board the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the Board the compensation of our Directors; and

●	preparing the compensation committee report required by SEC rules, if and when required.

Nomination committee

Mr. Fok Chee Khuen, Ms. Shirley Tan and Mr. Clive Ho Yip Seng will serve on the nomination committee, which will be chaired by Mr. Clive Ho Yip Seng. Our Board has determined that each member of the nomination committee is “independent” as defined in the applicable Nasdaq rules. The nomination committee’s responsibilities include:

●	developing and recommending to the Board criteria for board and committee membership;

●	establishing procedures for identifying and evaluating Director candidates, including nominees recommended by stockholders; and

●	reviewing the composition of the Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and Board will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and Board’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our Board, either by (1) independent directors constituting a majority of our Board’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we intend to have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of Nasdaq corporate governance rules, we intend to comply with Nasdaq corporate governance rules applicable to foreign private issuers.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we expect to qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholders will beneficially own 72.2% of our total issued and outstanding ordinary shares, assuming the full exercise of the Selling Shareholder’s Warrants, representing 72.2% of the total voting power. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholders will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. The exemption we intend to rely on is that a majority of our Board need not be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

We have adopted (i) a  written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of the Policies will be posted on the Corporate Governance section of our website, which is located at www.rectitude.com.sg. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Compensation of Executive Directors and Executive Officers

For the financial year ended March 31, 2024, we paid an aggregate of approximately S$1,289,435 (approximately US$956,909) in cash to our Executive Directors and Executive Officers. For the financial year ended March 31, 2023, we paid an aggregate of approximately S$1,281,415 in cash to our Executive Directors and Executive Officers. For the financial year ended March 31, 2022, we paid an aggregate of approximately S$1,052,975 in cash to our Executive Directors and Executive Officers.

Employment Agreements

Employment Agreement between Zhang Jian and Rectitude Cayman

Effective as of June 1, 2023, Rectitude Cayman entered into an Employment Agreement with Zhang Jian. The agreement provides for an annual base salary, together with such additional discretionary bonus. Zhang Jian’s employment will continue indefinitely, subject to, amongst others, termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Zhang Jian shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Employment Agreement between Chan Yong Xian and Rectitude Cayman

Effective as of June 1, 2023, Rectitude Cayman entered into an Employment Agreement with Chan Yong Xian. The agreement provides for an annual base salary, together with such additional discretionary bonus. Chan Yong Xian’s employment will continue indefinitely, subject to, amongst others, termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Chan Yong Xian shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Employment Agreement between Chan Kah Chun and Rectitude Cayman

Effective as of June 1, 2023, Rectitude Cayman entered into an Employment Agreement with Chan Kah Chun. The agreement provides for an annual base salary, together with such additional discretionary bonus. Chan Kah Chun’s employment will continue indefinitely, subject to termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Chan Kah Chun shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Directors’ Agreements

Each of our Directors has entered into a Director’s Agreement with the Company. The terms and conditions of such Directors’ Agreements are similar in all material aspects save for the term. Each Executive Director’s Agreement is for an initial term of three (3) years and will continue until the Director’s successor is duly elected and qualified. Each independent directors nominee’s agreement is for an initial term of one (1) year and will continue until the Director’s successor is duly elected and qualified. Each Director will be up for re-election each year at the annual board meeting and, upon re-election, the terms, and provisions of his or her Director’s Agreement will remain in full force and effect. Under the Directors’ Agreements, the Company agrees, to the maximum extent provided under applicable law, to indemnify the Directors against liabilities and expenses incurred in connection with any proceeding arising out of, or related to, the Directors’ performance of their duties, other than any such losses incurred as a result of the Directors’ gross negligence or willful misconduct.

Under the independent directors Nominee’s Agreements, the initial aggregate annual salary that is payable to our independent director nominees is US$25,000 to Mr. Fok Chee Khuen, and US$23,000 to Ms. Shirley Tan and Mr. Clive Ho Yip Seng in cash respectively.

Other than as disclosed above, none of our Directors have entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

PRINCIPAL SHAREHOLDER

The following table sets forth information regarding the beneficial ownership of our share capital by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our named Executive Officers;

●	each of our Directors and Director nominees; and

●	all of our current Executive Officers, Directors and Director nominees as a group.

The number and percentage of Ordinary Shares beneficially owned before the offering are based on 14,500,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

Unless otherwise noted below, the address of each person listed on the table is 35 Tampines Industrial Avenue 5 T5@Tampines, Singapore 528627.

	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned after this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Named Executive Officers and Directors:
Zhang Jian	6,550,000	45.2%	6,550,000	44.9%
Huang Dong	500,000	3.4%	500,000	3.4%
Victor Aw	—	—	—	—
Ang Siew Siang	—	—	—	—
Chan Yong Xian	—	—	—	—
Chan Kah Chun	—	—	—	—

Independent Director Nominees:
Fok Chee Khuen	—	—	—	—
Shirley Tan	—	—	—	—
Clive Ho Yip Seng	—	—	—	—
All executive officers and directors as a group (9 persons)	7,050,000	48.6%	7,050,000	48.3%
5% Shareholders:
Zhang Jian	6,550,000	45.2%	6,550,000	44.9%
Xu Yukai	3,987,500	27.5%	3,987,500	27.3%
Chin Fook Onn	1,062,500	7.3%	1,062,500	7.3%

SELLING SHAREHOLDER

The Ordinary Shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon the exercise of the Warrants. For additional information regarding the issuance the Warrants, see “The Underwriting Agreement.” We are registering the Ordinary Shares in order to permit the Selling Shareholder to offer the Shares for resale from time to time. Except for the ownership of the Warrants issued pursuant to the underwriting agreement, dated June 21, 2024, by and between the Company and the Selling Shareholder.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the Ordinary Shares held by the Selling Shareholder. Generally, a person “beneficially owns” the ordinary shares as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholder, based on its ownership of Ordinary Shares and Warrants as of the date of this prospectus, assuming the exercise of the Warrants held by the Selling Shareholder as of the date of this prospectus but taking account of any limitations on the exercise set forth therein.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholder and does not take into account any limitations the exercise of the Warrants set forth therein.

The fourth column assumes the sale of all of the Warrant Shares offered by the Selling Shareholder pursuant to this prospectus.

The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares	Ordinary Shares Owned After Offering
	Shares	Percent	to be Sold	Shares	Percent
A.G.P./Alliance Global Partners	0	0%	100,000	0	0%

RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since 2021, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Nature of relationships with related parties

Related Party Name	Relationship to the Company
Mr Zhang Jian (“Mr Zhang”)	Shareholder and Director
Ms Xu Yukai (“Mrs Zhang”)	Shareholder
Mr Huang Dong (“Mr Huang”)	Shareholder and Director
Ms Ang Siew Sang (“Ms Ang”)	Director
PTH Safety equipment Sdn Bhd	Shareholders and Directors are Mr Zhang and Mr Huang
Zhikai International Trade (Shanghai) Co.,Ltd	Shareholder and Director is Mr Zhang
Greenly Trading Company	Shareholder is Ms Ang

b. a. Related party balances

		As of March 31,
Nature	Name	2023	2024	2024
		S$	S$	US$
Amount due to shareholders	Mr and Mrs Zhang(1)	(186,950)	-	-

Amount due to director	Ms Ang(2)	(8,600)	-	-

Advances to	Zhikai International Trade (Shanghai) Co., Ltd(3)	65,475	175,406	130,171

Advances to	PTH Safety Equipment Sdn Bhd(4)	152,843	182,613	135,520
Total		22,768	358,019	265,691

(1)	On April 1, 2020, the Company entered into a shareholder loan agreement with, Mr Zhang, and Mrs Zhang, directors and shareholders of the Company, to provide shareholder loan facility of up to S$1,000,000. The repayment terms of the loan will be earlier of (i) within 14 days from the date of demand determined by shareholders, (ii) listing of the Company on an internationally recognized stock exchange, or (iii) September 30, 2024.

(2)	On April 1, 2019, the Company entered into an accounting service agreement with Greenly Trading Company, whose shareholder is Ms Ang, to provide accounting services to the Company.

(3)	On April 1, 2021, the Company entered into a sales and supply service agreement with Zhikai International Trade (Shanghai) Co.,Ltd, whose shareholder is Mr Zhang, to provide products supplies services to the Company. The balances due from Zhikai International Trade (Shanghai) Co.,Ltd represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.

(4)	On April 1, 2021, the Company entered into a sales and supply service agreement with PTH Safety Equipment Sdn Bhd, whose shareholders and directors are Mr Zhang and Mr Huang, to provide products supplies services to PTH Safety Equipment Sdn Bhd. The balances due from PTH Safety Equipment Sdn Bhd. represent downpayment made for manufacture of products. Subsequently, the downpayment has been utilized and the products received within 30 days from end of reporting period.

b. Related party transactions

		For the years ended March 31,
Nature	Name	2022	2023	2024	2024
		S$	S$	S$	US$
Accountancy fees	Greenly Trading Company	(55,600)	(74,100)	(331,100)	(245,714)

Sales to	PTH Safety Equipment Sdn Bhd	252,199	248,761	184,854	137,183

Purchases from	PTH Safety Equipment Sdn Bhd	(55,178)	(147,437)	(101,335)	(75,202)

Purchases from	Zhikai International Trade (Shanghai) Co., Ltd	(344,303)	(459,691)	(840,241)	(623,556)

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, as amended from time to time, the Companies Act and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary shares, par value US$0.0001 per share. As of the date of this prospectus, 14,500,000 Ordinary Shares are issued and outstanding.

Assuming all the Warrants are exercised, we will have 14,600,000 Ordinary Shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued pursuant to the warrants will be issued as fully paid.

Our Amended and Restated Memorandum and Articles of Association

We have adopted an amended and restated memorandum and articles of association on October 3, 2023, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of certain material provisions of the Amended and

Restated Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our Amended and Restated Memorandum and Articles of Association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our Board. Our Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; or

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Amended and Restated Memorandum and Articles of Association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association provide that we shall not hold a general meeting in each year as our annual general meeting, unless required by the Companies Act, in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our Board in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our Board or by a majority of our Board. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our Board. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

Our Board may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our Board may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our Board may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of Nasdaq, be suspended and the register closed at such times and for such periods as our Board may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine. The period of thirty (30) days may be extended for a further period or periods not exceeding thirty (30) days in respect of any year if approved by our shareholders by ordinary resolution.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our Board may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our Board. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our Board. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our Amended and Restated Memorandum and Articles of Association authorizes our Board to issue additional ordinary shares from time to time as our Board shall determine, to the extent of available authorized but unissued shares.

Our Amended and Restated Memorandum and Articles of Association also authorizes our Board to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Amended and Restated Memorandum and Articles of Association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

History of Securities Issuances

Other than the issuance of securities in connection with the reorganization, we have not issued any securities in the past three years.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow the Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

●	the majority independent Director requirement under Section 5605(b)(1) of the Nasdaq listing rules;

●	the Shareholder Approval Requirements under Section 5635 of the Nasdaq listing rules; and

●	the requirement under Section 5605(b)(2) of the Nasdaq listing rules that the independent Directors have regularly scheduled meetings with only the independent Directors present.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Our Amended and Restated Articles of Association contains a provision by which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our Company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Amended and Restated Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Amended and Restated Articles of Association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended and Restated Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Amended and Restated Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Amended and Restated Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our Board, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s Board.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the Board approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

1. Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.rectitude.com.sg or through phone number +65 (6749 6647).

2. AML

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 14,600,000 Ordinary Shares issued and outstanding, assuming the full exercise of the Selling Shareholder’s Warrants.

All of the Ordinary Shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our Ordinary Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market prices of our Ordinary Shares. Prior to this offering, there has been no public market for our Ordinary Shares, and while we plan to apply to list our Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than six months but not more than one year may sell such Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than one year may freely sell our Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Ordinary Shares; or

●	The average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands).

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares in this offering and hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we plan to list our Ordinary Shares on the Nasdaq Capital Market, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of the Warrants to permit the resale of these ordinary shares by the holders of the Warrants from time to time after the date of this prospectus. We will receive the exercise price of any warrants not exercised by the Selling Shareholder on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The Selling Shareholder may sell all or a portion of the ordinary shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell ordinary shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

In addition, the Selling Shareholder may transfer the ordinary shares by other means not described in this prospectus. If the Selling Shareholder effects such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the ordinary shares for whom it may act as agent or to whom it may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of the ordinary shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Shareholder may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Note, Warrants or ordinary shares owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholder also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the Selling Shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, estimated to be $11,156 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, expected to be incurred in connection with this offering by us. With the exception of the SEC registration fee, and the stock exchange market entry and listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	156
Legal Fees and Expenses	US$	5,000
Accounting Fees and Expenses	US$	6,000
Miscellaneous Expenses	US$	-
Total Expenses	US$	11,156

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Ordinary Shares offered hereby will be opined upon for us by Conyers Dill & Pearman. The Crone Law Group is acting as U.S. securities counsel to A.G.P./Alliance Global Partners. Ortoli Rosenstadt LLP may rely upon Conyers Dill & Pearman with respect to matters governed by the law of the Cayman Islands. Certain legal matters as to Singapore law will be passed upon for us by Rajah & Tann Singapore LLP.

EXPERTS

The financial statements for each of the two financial years in the period ended March 31, 2024 and 2023 included in this prospectus have been audited by WWC, P.C., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of WWC, P. C. is located at 2010 Pioneer Court, San Mateo, CA 94403, U.S.A.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

RECTITUDE HOLDINGS LTD

Up to 100,000 Ordinary Shares Underlying Warrants

Prospectus dated November 12, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and Directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

The Company was incorporated in the Cayman Islands with limited liability on June 1, 2023. On June 1, 2023, the Company issued 1 fully-paid ordinary share of par value US$0.001 each to Vistra (Cayman) Limited which was transferred to Zhang Jian on the same day, and 99 fully-paid ordinary shares of par value US$0.001 each to Zhang Jian. Pursuant to a group reorganization completed on January 3, 2024 our Company issued an aggregate of 12,499,000 Ordinary Shares (comprising 6,549,000 Shares to Mr Zhang Jian, 3,987,500 Shares to Ms Xu Yukai, 1,062,500 Shares to Mr Chin Fook Onn, 500,000 Shares to Mr Huang Dong and 400,000 Shares to SOCC Technologies Pte. Ltd., par value US$0.0001, in exchange for 100% of the ordinary shares in ALS, RPL and PTH respectively.

None of the offerees is a U.S. person. These transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of document
4.1	Underwriter’s Warrant (Incorporated herein by reference to Exhibit 4.1 from the Form 6-K filed with the SEC on June 24, 2024)
5.1+	Opinion of Conyers Dill and Pearman, Cayman Islands counsel of the Company, regarding the validity of securities being registered
23.1+	Consent of WWC, P.C.
23.2+	Consent of Conyers Dill and Pearman (included in Exhibit 5.1)
24.1+	Power of Attorney (included on the signature page)
107+	Filing Fee Table

+	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on November 12, 2024.

RECTITUDE HOLDINGS LIMITED

By:	/s/ Zhang Jian
Name:	Zhang Jian
Title:	Chairman, Executive Director and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Chan Yong Xian
Name:	Chan Yong Xian
Title:	Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhang Jian and Chan Yong Xian, each acting singly as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 12, 2024	/s/ Zhang Jian
Zhang Jian, Chairman, Executive Director and Chief Executive Officer (principal executive officer)
Date: November 12, 2024	/s/ Chan Yong Xian
Chan Yong Xian, Chief Financial Officer (principal financial officer, its controller or principal accounting officer)
Date: November 12, 2024	/s/ Victor Aw
Victor Aw, Executive Director
Date: November 12, 2024	/s/ Huang Dong
Huang Dong, Executive Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York, United States of America on November 12, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.